As Filed with the Securities and Exchange Commission on June 8, 2006 File No. 333-132791

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2A/1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SHIMODA MARKETING, INC.
(Name of small business issuer in its charter)
Florida	2752	59-2747731
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
116 West McLeroy Blvd.
Saginaw, TX 76179
(817) 546-1681
(Address and telephone number of principal executive offices and principal place of business)
Barbara S. Cranfill
5113 Central Avenue
St. Petersburg, Florida 33710
(866) 803-9176
(Name, address and telephone number of agent for service)
Copies to:
Diane J. Harrison, Esq.
6860 Gulfport Blvd. South No. 162, S. Pasadena, FL 33707
Telephone/Facsimile: 727-368-4448

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.01 (2)	600,000	$1.00	$600,000.00	$64.20
Common Stock par value $0.01 (3)	1,670,000	$1.00	$1,670,000.00	$178.69
Total	2,270,000	$1.00	$2,270,000.00	$242.89

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2) Maximum 600,000 shares of common stock, with no minimum, relate to the Primary Offering by Shimoda Marketing Inc. on a "self-underwritten" basis.

(3) 1,670,000 shares of common stock relate to the Resale Offering by fifty-one (51) selling security holders. This includes 1,130,000 shares beneficially owned by our current officers, directors and affiliated persons.

The information in this prospectus is not complete and may be changed. The securities offered by this prospectus may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where an offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Dated June 8, 2006

Shimoda Marketing, Inc.
The Securities Being Offered by Shimoda Marketing, Inc. Are Shares of Common Stock
Shares offered by Shimoda Marketing, Inc.:	No Minimum - 600,000 Maximum
Shares offered by Security Holders:	No Minimum - 1,670,000 Maximum

This prospectus relates to 2,270,000 shares of our common stock, 600,000 shares of which are offered for sale in the Primary Offering and 1,670,000 shares of which are owned as of March 15, 2006 and being offered in the Resale Offering, by the security holders named in this prospectus under the caption "Selling Security Holders." Our Officers and Directors will sell their shares in the Resale Offering.  Affiliates of SMI who are selling their shares may sell their shares at $1.00 during the duration of this offering.  Securityholders who are not affiliates of SMI may sell their shares at $1.00 until SMI's shares become quoted on a securities exchange then at market prices or in negotiated private transactions. The selling security holders may use the services of participating brokers/dealers licensed by the National Association of Securities Dealers, Inc., each of which will receive a commission from the shares offered and sold by such participating broker/dealer.

Up to 600,000 shares of our common stock are being sold by us at $1.00 per share, on a self-underwritten basis, with no minimum. Should we change the offering price of our stock, we will file an amendment to this registration statement reflecting our new offering price. This prospectus relates to an offering of 600,000 shares of common stock of Shimoda Marketing, Inc. Our 600,000 shares shall be offered for sale for a period of 120 days and we may or may not extend the offering for up to an additional 90 days. The sale of shares of our common stock, which will be offered and sold by us, will be made on a "self-underwritten," “best-efforts” basis by using our officers and directors. There is no minimum investment requirement and funds received by us from this offering will not be placed into an escrow account.

Our offering will commence on the date of this prospectus and will continue until the earlier of the date on which all of the shares offered are sold, or when we otherwise terminate the offering at the expiration of our offering period of 120 days unless we extend our offering for the additional 90 days. All shares offered in the secondary offering will terminate simultaneously with the primary offering date.

Our common stock is not currently listed or quoted on any quotation medium and involves a high degree of risk. You should read the "RISK FACTORS" section beginning on page 2 before you decide to purchase any of our common stock.

Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to Public	$1.00	$600,000.00
Underwriting Discounts and Commissions	-0-	-0-
Proceeds to Shimoda Marketing, Inc.	$1.00	$600,000.00

The date of this prospectus is ____________, 2006

TABLE OF CONTENTS

PROSPECTUS SUMMARY	10
Risks Related To the Company	12
(1) Our Failure to Raise Additional Capital Will Limit Our Ability to Conduct Our Planned Expansion of Operations.	12
(2) We May Not Be Able to Fully Implement Our Expansion Due to Our Inability to Augment Our Client Base.	12
(3) We Have Generated Profits and Losses During Our Nineteen Years of Operations But We May Never Generate Substantial Revenues or Be Profitable in the Future.	12
(4) We Are Dependent on a Key Person with No Assurance That He Will Remain with Us: Losing such a Key Person Could Mean Losing Key Business Relationships Necessary to Our Success.	12
(5) Our Competitors Have Greater Financial, Marketing and Distribution Resources than We Do and If We Are Unable to Compete Effectively with Our Competitors, We Will Not Be Able to Increase Revenues or Generate Profits	13
(6) In The Year 2006 We Are Dependent on One Major Customer For Most of Our Revenue.	13
(7) There Are Relationships Within the Automotive Repair Equipment Industry That must Be Developed, and Any Interruption in These Relationships Could Have an Effect on Our Ability to Compete Effectively.	13
Risks Related To This Offering	13
(8) There Is No Public Market for Our Shares, and There Is No Assurance That One Will Develop Due to the Limited Demand for Stocks In the Business Services We Offer.	13
(9) Since We Are Selling up to 600,000 Shares of Our Common Stock on a Self-underwritten Basis, Purchasers, If Any, Will Not Have the Benefit of an Underwriter's Due Diligence	14
(10) Because it May Be Difficult to Effect a Change in Control of Shimoda Marketing, Inc. Without Current Management Consent, Management May Be Entrenched Even Though Stockholders May Believe Other Management May Be Better and a Potential Suitor Who May Be Willing to Pay a Premium to Acquire Us May Not Attempt to Do So.	14

(11) The Possible Sales of Shares of Common Stock by Our Selling Security Holders May Have a Significant Adverse Effect on the Market Price of Our Common Stock Should a Market Develop.	14
(12) Our Lack of Business Diversification Could Result in the Devaluation of Our Stock if our Revenues From Our Primary Products Decrease.	15
(13) Changes in the Prices of Automotive Equipment Can Be Volatile and These Changes Will Significantly Impact Our Financial Performance and the Value of Your Investment.	15
(14) Our Revenues Will Be Greatly Affected by the Price at Which We Can Sell Our Automotive Repair Equipment Products.	15
(15) There Has Been No Independent Valuation of the Stock, Which Means That the Stock May Be Worth less than the Purchase Price.	15
(16) There Is No Assurance That an Investor Will Receive Cash Distributions Which Could Result in an Investor Receiving Little or No Return on His or Her Investment.	16
(17) The Penny Stock Rules Could Restrict the Ability of Broker-dealers to Sell Our Shares Having a Negative Effect on Our Offering.	16
(18) We Have No Set Amount of Stock That Must Be Sold For Proceeds to Be Used By Our Company.	16
(19) We Have No Independent Directors on Our Audit Committee.	17
(20) Our Board of Directors Will Set All Officer and Director Compensation.	17
A NOTE CONCERNING FORWARD-LOOKING STATEMENTS	17
USE OF PROCEEDS	17
DETERMINATION OF OFFERING PRICE	19
DILUTION	20
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	21
IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK	23
SELLING SECURITY HOLDERS	23

PLAN OF DISTRIBUTION	28
Primary Offering	28
Resale Offering	29
DESCRIPTION OF BUSINESS	31
Business Development	31
Our Business	32
Reports to Security Holders	37
LEGAL PROCEEDINGS	37
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	37
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION	38
Our Business	38
Results of Operations	42
Liquidity & Capital Resources	44
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	45
AUDIT COMMITTEE	47
EXECUTIVE COMPENSATION	47
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	49
DESCRIPTION OF SECURITIES	50
INTEREST OF NAMED EXPERTS AND COUNSEL	52
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	52
LEGAL MATTERS	52
EXPERTS	52

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding Shimoda Marketing, Inc. (“Us,” “We,” “Our,” "SMI,” the “Company,” or "the Corporation") and our financial statements and the related notes appearing elsewhere in this prospectus.

The Corporation
Our Business:

We currently provide consulting services specializing in areas of Sales, Marketing, and Distribution within the automotive repair equipment industry. After nineteen years of successful service to its clients, SMI believes that it is ready to expand on a national scale, establishing its own marketing channel, developing its' own brand of repair equipment, and private-labeling for OEM and multi-national accounts. Instead of simply offering equipment to business-to-business/governments and municipalities,  a full service operation, one that will offer a client the ability to obtain all their needs at one business, that will be vertically integrated (all products and services offered will be from one business) from manufacturing to sales/delivery will be available to our clients. We occupy office and warehouse space at 116 W. McLeroy Blvd., Saginaw, Texas 76179. We have approximately 1,840 square feet that we rent on a month to month basis.  SMI believes that by raising capital it will be able to execute its expansion plans during the next twelve (12) months.  Once SMI is able to secure funding we believe it will take approximately twelve (12) months to implement our expansion plans.

Our State of Organization:

We were incorporated in Florida on December 16, 1986, as Shimoda Marketing, Inc. Our principal executive offices are located at 116 W. McLeroy Blvd., Saginaw, Texas 76179. Our phone number is (817) 546-1681.

The Offering
Number of Shares Being Offered:

We are offering 600,000 shares of our common stock at $1.00 per share. The selling security holders want to sell up to 1,670,000 shares of common stock at $1.00 per share. Issuance of these shares to the selling security holders was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

Number of Shares Outstanding After the Offering:

1,670,000 shares of our common stock are issued and outstanding. We have no other securities issued. If we sell all of the 600,000 additional shares we are registering, we will have 2,270,000 shares of our common stock issued and outstanding after both the primary and secondary offering are complete.

Selected Financial Data
As of December 31, 2005 (Audited)
Balance Sheet
Total Assets	$22,298.82
Total Liabilities	$118,443.45
Stockholders Equity	($96,144.63)
Statement of Operations
Revenue	$ 99,620.77
Total Expense	$229,326.55
Net Income	($129,705.78)

RISK FACTORS

Before you invest in our common stock, you should be aware that there are risks, as described below. You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock. Any of the following risks could adversely affect our business, financial condition and results of operations. We have incurred substantial losses from inception while realizing limited revenues and we may never generate substantial revenues or be profitable in the future.

Risks Related To the Company

(1) Our Failure to Raise Additional Capital Will Limit Our Ability to Conduct Our Planned Expansion of Operations.

We must raise additional capital to expand operations. Our current working capital of $5,299.98 will be insufficient to sustain our current operations for at least twelve months. Currently we are utilizing approximately $13,500 per month for our cash. The President of our company, Michael B. Cranfill provides any funds necessary to fulfill our needs in the event additional capital is needed and will continue to do so until adequate funding is obtained. We believe it is necessary to raise $600,000 for our expansion. Our planned expansion will take approximately twelve (12) months once funding has been completed. While our current method of operations follows a sound financial program, there is a moderate risk that we may not be able to increase revenue and income due to a higher cost of operations when we expand our operations.

(2) We May Not Be Able to Fully Implement Our Expansion Due to Our Inability to Augment Our Client Base.

On December 31, 2006, we will have completed twenty years of operations. While we sustained operations as an ongoing business during this period, we have had both profits and losses during those years. We are not certain that we will be successful in increasing our client base. At the present time one (1) client represented all of our revenues during the first quarter of 2006 and this same client will represent an average of 62% of our revenue for the remaining three (3) quarters of 2006. There is a risk to investors, in the event we do not increase our client base, that there will be no profits available for distribution to shareholders.

(3) We Have Generated Profits and Losses During Our Nineteen Years of Operations But We May Never Generate Substantial Revenues or Be Profitable in the Future.

Since our inception in the year 1986, we have generated profits and losses. We are not certain that we will generate substantial revenues or be profitable in the future. For the years ending December 31, 2004 and 2005 we had losses of $14,595.67 and $129,705.78 respectively.  Investors are at risk to lose some or all of their investment should we not be able to generate revenues sufficient for profits and a distribution of dividends to our shareholders.

(4) We Are Dependent on a Key Person with No Assurance That He Will Remain with Us: Losing such a Key Person Could Mean Losing Key Business Relationships Necessary to Our Success.

Our success will depend to a great extent on retaining the continued services of our President/Director, Michael B. Cranfill. We are not certain that Mr. Cranfill will remain with the corporation due to the lack of an employment contract. If we lose our key person, our business may suffer. We depend substantially on the continued services and performance of Mr. Cranfill and, in particular, his 20 years of contacts and relationships, especially within the automotive repair equipment supply and distribution industry.

(5) Our Competitors Have Greater Financial, Marketing and Distribution Resources than We Do and If We Are Unable to Compete Effectively with Our Competitors, We Will Not Be Able to Increase Revenues or Generate Profits.

The market for automotive repair equipment and supplies is intensely competitive. While we have extensive experience in our industry, there are companies that are larger and have greater financial, marketing, and distribution resources than we have. Our ability to increase revenues and generate profits is directly related to our ability to compete with our competitors. These greater resources could permit our competitors to implement extensive advertising and promotional programs, which we may not be able to match. We are not sure that we will be able to compete successfully in the future. Our experience to date has shown the difficulty of penetrating the business for market share. As of the date of the filing of this Registration Statement SMI has had very limited success in gaining market share due to its commitment to provide consultation services for a single client..  Gaining customers will be difficult due to our competitors’ sizes and resources. If we are not successful in gaining market share our investors will be at risk to lose some or all of their investment or receive no dividends on their invested funds.

(6) In The Year 2006 We Are Dependent on One Major Customer For Most of Our Revenue.

We currently rely on one customer to provide the majority of our revenue. In the first quarter of 2006 this client represents 100% of our revenue. Our revenue from this client for the remaining three (3) quarters of the year 2006 will average approximately 62.5% of our revenue. Investors would be at risk to lose all or part of their investment in the event we were to lose this client.

(7) There Are Necessary Relationships Within the Automotive Repair Equipment Industry That must Be Developed, and Any Interruption in These Relationships Could Have an Effect on Our Ability to Compete Effectively.

Our president, Michael B. Cranfill, has operated our company since inception. His contacts in the automotive repair equipment industry are necessary to our future success. We are reliant upon his contacts as a source of future clients. Should he fail to maintain these relationships or if there is any disruption in these necessary business relationships, we would have difficulty generating new contacts and thereby, difficulty competing effectively. It is his strong personal relationships with customers that must be maintained or the risk of loss of business is great.

Risks Related To This Offering

(8) There Is No Public Market for Our Shares, and There Is No Assurance That One Will Develop Due to the Limited Demand for Stocks In the Business Services We Offer.

Purchasers of these shares are at risk of no liquidity for their investment. Prior to this offering, there has been no established trading market for our securities, and no trading market for the securities may develop after completion of this offering. We will be offering shares for sale in a company that has very limited offering of automotive equipment services. Due to the limited services we offer, we anticipate that demand for our shares will not be very high. If a trading market does develop for the securities offered hereby, there is no assurance that it will be sustained. We plan to list the common stock for trading on the over-the-counter (“OTC”) Electronic Bulletin Board. Such application will be filed with the National Association of

Securities Dealers (“NASD”). We do not know if such listing will be obtained or that an established market for our common stock will be developed.

(9) Since We Are Selling up to 600,000 Shares of Our Common Stock on a Self-underwritten Basis, Purchasers, If Any, Will Not Have the Benefit of an Underwriter's Due Diligence.

We are selling up to a maximum of 600,000 shares of our common stock on a self-underwritten basis.

We are less likely to sell the shares we are offering on a self-underwritten basis than if we were selling the shares through an underwriter.

By selling our stock on a self-underwritten basis, we will not be able to utilize the services of an underwriter to offer or sell our securities for us in connection with this offering. We will undertake on our own to market and sell the securities to the public. We have not set a minimum with respect to the amount of our securities that we intend to sell. Even if a purchaser buys shares of our common stock, we may not be able to sell any other additional shares proposed for sale pursuant to this offering. If we do not raise a sufficient amount of funds through this offering, we may not be able to adequately contribute proceeds to the research and development of our business, and we may not be able to successfully proceed with our plan of operations. This may cause significant losses and our stockholders may lose all or a substantial portion of their investment.

(10) Because it May Be Difficult to Effect a Change in Control of Shimoda Marketing, Inc. Without Current Management Consent, Management May Be Entrenched Even Though Stockholders May Believe Other Management May Be Better and a Potential Suitor Who May Be Willing to Pay a Premium to Acquire Us May Not Attempt to Do So.

Michael B. Cranfill, President and Director, currently holds approximately 59.88% of our outstanding voting stock. In addition, there is approximately another 10% of shares owned by relatives and affiliates of Mr. Cranfill. If only a minimal quantity of our stock is sold during this offering and if Mr. Cranfill and his relatives choose to keep all of their stock (that is, they sell none of their stock during this offering), Mr. Cranfill and his family could retain their status as controlling security holders. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us and entrenching current management even though stockholders may believe other management may be better. Potential suitors who otherwise might be willing to pay a premium to acquire us may decide not to acquire us because it may be difficult to effect a change in control of us without current management's consent. Mr. Cranfill has the ability to control the outcome on all matters requiring stockholder approval, including the election and removal of directors; any merger, consolidation or sale of all or substantially all of our assets; and the ability to control our management and affairs.

(11) The Possible Sales of Shares of Common Stock by Our Selling Security Holders May Have a Significant Adverse Effect on the Market Price of Our Common Stock Should a Market Develop.

The 1,670,000 shares of common stock owned by the selling security holders will be registered with the U.S. Securities Exchange Commission. The security holders may sell some or all of their shares immediately after they are registered. In the event that the security holders sell some or all of their shares, the price of our common stock could decrease significantly.

Our ability to raise additional capital through the sale of our stock may be harmed by these competing re-sales of our common stock by the selling security holders. Potential investors may not be interested in purchasing shares of our common stock if the selling security holders are selling their shares of common stock. The selling of stock by the security holders could be interpreted by potential investors as a lack of confidence in us and our ability to develop a stable market for our stock. The price of our common stock could fall if the selling security holders sell substantial amounts of our common stock. These sales may make it more difficult for us to sell equity or equity-related securities in this offering or in the future at a time and price that we deem appropriate because the selling security holders may offer to sell their shares of common stock to potential investors for less than we do.

(12) Our Lack of Business Diversification Could Result in the Devaluation of Our Stock if our Revenues From Our Primary Products Decrease.

We expect our business to solely consist of automotive repair equipment sales and consulting. We do not have any other lines of business or other sources of revenue if we are unable to compete effectively in the marketplace. Our lack of business diversification could cause you to lose all or some of your investment if we are unable to generate revenues since we do not expect to have any other lines of business or alternative revenue sources.

(13) Changes in the Prices of Automotive Equipment Can Be Volatile and These Changes Will Significantly Impact Our Financial Performance and the Value of Your Investment.

Our results of operations and financial condition will be significantly affected by the cost and supply of automotive repair equipment. Changes in the price and supply of steel and parts are subject to and determined by market forces over which we have no control. Generally, higher steel and parts prices will produce lower profit margins. This is especially true if market conditions do not allow us to pass through increased costs to our customers. We are not sure that we will be able to pass through such costs through higher prices. If we experience a sustained period of high steel and parts prices, such pricing may reduce our ability to generate revenues and our profit margins may significantly decrease or be eliminated and you may lose some or all of your investment.

(14) Our Revenues Will Be Greatly Affected by the Price at Which We Can Sell Our Automotive Repair Equipment Products.

SMI currently sells Lifts; Wheel Balancers; Tire Changers; Nitrogen Generators; and Frame Equipment.  The prices for this equipment can be volatile as a result of a number of factors. These factors include the overall supply and demand, the price of products of our competitors, and the level of government support.

(15) There Has Been No Independent Valuation of the Stock, Which Means That the Stock May Be Worth less than the Purchase Price.

The per share purchase price has been determined by us without independent valuation of the shares. We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. We did not obtain an independent appraisal opinion on the valuation of the shares. The shares may have a value significantly less than the offering price and the shares may never obtain a value equal to or greater than the offering price.

(16) There Is No Assurance That an Investor Will Receive Cash Distributions Which Could Result in an Investor Receiving Little or No Return on His or Her Investment.

Distributions are payable at the sole discretion of our board of directors. We do not know the amount of cash that we will generate, if any, once we have more productive operations. Cash distributions are made at the sole discretion of the Board of Directors, and we may never be in a position to make cash distributions. Since we have independent Directors investors are at a high risk regarding their investment and any cash distributions.

(17) The Penny Stock Rules Could Restrict the Ability of Broker-dealers to Sell Our Shares Having a Negative Effect on Our Offering.

The common stock of SMI is a penny stock and is subject to the penny stock rules. The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market. Trading in our common stock will be subject to the "penny stock" rules. Due to the thinly traded market of these shares investors are at a much higher risk to lose all or part of their investment. Not only are these shares thinly traded but they are subject to higher fluctuations in price due to the instability of earnings of these smaller companies. As a result of the lack of a highly traded market in our shares investors are at risk of a lack of brokers who may be willing to trade in these shares.

(18) We Have No Set Amount of Stock That Must Be Sold For Proceeds to Be Used By Our Company.

Since we have no set minimum amount of stock that must be sold, should we raise a minimal amount of money from the sale of our stock investors are at risk to have their funds pay for the costs of this offering and we may not have sufficient funds remaining to begin any planned expansion of operations. This would place investors at a high risk of losing some or all of their investment or receive no return on their invested capital.

(19) We Have No Independent Directors on Our Audit Committee.

We have no independent Directors on our audit committee.  All decisions made on behalf of the Company will be made by those who have an interest in the Company.  Investors are at risk to lose part or all of their investment due to our not having any outside, independent Directors to provide neutral oversight.

(20) Our Board of Directors Will Set All Officer and Director Compensation.

All compensation for our Officers and Directors will be set by our Board of Directors that contains no independent Directors.  We believe the risk to investors to lose all or a part of their investment due to this lack of outside directors to set compensation is low.  Our current Board of Directors is still guided by our Code of Ethics however there is the risk that they may not follow this code.

 A NOTE CONCERNING FORWARD-LOOKING STATEMENTS

You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," and similar expressions to identify these forward-looking statements. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by Shimoda Marketing, Inc. described in "Risk Factors" and elsewhere in this prospectus. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements include:

(a) an abrupt economic change resulting in an unexpected downturn in demand;

(b) governmental restrictions or excessive taxes on our products;

(c) over-abundance of companies supplying automotive repair equipment products and services;

(d) economic resources to support the promotion of new products and services;

(e) expansion plans, access to potential clients, and advances in technology; and

(f) lack of working capital that could hinder the promotion and distribution of products and services to a broader based business and retail population.

USE OF PROCEEDS

Upon registration with the U.S. Securities Exchange Commission, 1,670,000 of our outstanding shares of common stock will be eligible for resale under the Securities Act. There is no minimum amount of shares that must be sold during this offering. We do not know the specific amount that will be raised by this offering. All funds raised will go directly to our current bank account. While we will bear the expenses of the registration of the shares, we will not realize any proceeds from any actual resale of the shares of the selling shareholders that might occur in the future. The selling shareholders will receive all proceeds from their resale. We, however, will realize the proceeds from the sale of the registration of 600,000 shares to be sold on a self-underwritten basis at $1.00 per share. We estimate that the net proceeds from our sale of 600,000 shares of our common stock will be $600,000.

In the event we raise only a nominal amount from the sale of our securities, $50,000 or less, the purchasers of the shares will not have the option of the shares being purchased back to treasury.

We will use the proceeds to pay for printing, for any legal and accounting costs that may exist, and to pay secured creditors if any there may be. Any remaining funds will be used towards implementation of our expansion of operations.

We expect to use all of the net proceeds for general corporate purposes, including the costs of this registration, electronic equipment purchases, personnel wages, and working capital. The amounts we actually expend for working capital and other purposes may vary and will depend on a number of factors including, but not limited to, the actual net proceeds received, the amount of our future revenues and other factors described under "Risk Factors." Accordingly, our management will retain broad discretion in the allocation of the net process. A portion of the net proceeds may also be used to purchase complimentary businesses assets or technologies. We have no current plans or agreements or commitments with respect to any of these transactions and we are not currently engaged in any negotiations with respect to any of these transactions.

Management’s allocation of proceeds may change in the event competing automotive repair equipment firms realize that we are expanding our business and they react rapidly. This would necessitate management allocating funds for rapid expansion versus a longer term approach. Quick expansion requires additional personnel, insurance, payroll taxes, and normal operating expenses that must be increased. In this scenario, less money would be spent on marketing. Conversely, if it takes more time than anticipated for other automotive repair equipment firms to see our expansion, more money would be spent on marketing and sales and less on personnel.

Expansion of sales and marketing activities, strategic alliances or joint ventures, and corporate partnering arrangements will be considered as alternatives for management’s discretion. Potential strategic alliances and joint ventures have been determined to be those in the manufacturing and distribution industries. Smaller companies that have been local automotive equipment supply operations would be ideally suited for a business relationship with us.  SMI is not engaged in any negotiations regarding strategic alliances or joint ventures.

Presently management is anticipating funds being used for the lease or purchase of desktop and laptop computers, software, copiers, a postage meter, cellular telephones for sales and management personnel; miscellaneous office supplies, furniture and equipment necessary to support the office; and employee wages. Table 1.0 shows anticipated use based on raising varying amounts of capital with Table 2.0 providing a further breakdown of the Working Capital expenditures.

Table 1.0 Capital Allocation

Amount of Capital Raised	Offering Expenses (1)	Equipment Purchases	Office Space Improvement	Employee Wages (2)	Working Capital
$150,000	$41,100	$70,000	$5,000	$20,000	$13,900
$300,000	$41,100	$190,000	$5,000	$40,000	$23,900
$450,000	$41,100	$300,000	$5,000	$60,000	$43,900
$600,000	$41,100	$410,000	$5,000	$80,000	$63,900

(1) Offering expenses include the following: Registration Fee, Federal taxes, state taxes and fees, Printing and Engraving Expenses, Accounting Fees and Expenses, Legal Fees and Expenses, and Transfer Agent's Fees and Expenses.

(2) Employee wages constitute a combination of salary, draw and commissions to be paid for sales made by the employee.

Table 2.0 Breakdown of Working Capital

Amount of Capital Raised	Working Capital	Allowance for Tax Deposits	Workers Compensation Insurance	Advertising and Marketing Expenses	Travel and Presentation Expenses
$150,000	$13,900	$4,000	$1,000	$7,000	$1,900
$300,000	$23,900	$4,000	$5,000	$5,000	$9,900
$450,000	$43,900	$6,000	$7,000	$15,000	$15,900
$600,000	$63,900	$6,000	$9,000	$23,000	$25,900

The above tables refer to the use of proceeds being used exclusively for our current operations in Texas and does not include any facility expansion plans to additional locations.

Our use of proceeds varies dramatically due to several factors. At only $150,000 of capital raised, we will need minimal working capital. Deposits for employee wages, workers compensation insurance, advertising and marketing expenses as well as corporate travel for client presentations will be minimal. As we raise additional capital, expenditures in these categories expand. Specifically the cost of tax deposits for wages, workers compensation insurance and employee travel and presentation expenses rise for each additional employee we hire. Our expenses for advertising and marketing will rise as we begin to expand our service area from Texas to a national basis. Management will make a determination of using an employee leasing company for any future employees that may be needed. Because we are targeting the specific area of automotive repair, we must have the ability to provide complete, professional presentations that will place us in competition with much larger firms that have the capital to make top-notch presentations.

Management’s discretion will be further used when determining whether to automate or hire personnel. Many of our functions such as sales, bookkeeping, customer order coordination activities require personnel or fewer personnel and computer equipment to perform the functions. Management has kept its decision making in the use of working capital broad so it may exercise good judgment in applying management principles to the use of funds.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise capital. The offering price bears no relationship whatsoever to our assets or earnings. Among factors considered were:

(a) Our lack of operating history,

(b) The proceeds to be raised by the offering,

(c) The amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing shareholders,

(d) Our relative cash requirements, and

(e) Our management expertise.

DILUTION

The issuance of further shares and the eligibility of further issued shares for resale will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share of our common stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of common stock.

The net tangible book value of our common stock as of December 31, 2005, was ($96,144.63) or approximately ($0.06) per share. (See Table 3.0, note (2) below.) After giving effect to the sale of 600,000 shares of our common stock at a price of $1.00 per share, net tangible book value as adjusted would be $503,855.37 or $0.22 per share. The result would be an immediate increase in net tangible book value per share of $0.28 to existing stockholders and an immediate decrease to new investors of $0.80 per share. "Dilution" is determined by subtracting net tangible book value per share after the offering from the offering price to investors. The following table shows dilution per share based on raising varying amounts of capital from the offering. For our company there would be no dilution to new shareholders, only an immediate increase in the value per share as shown in table 3.0:

Table 3.0 Dilution Per Share

Amount of Shares Sold	Dollar Amount Raised (1)	Net Tangible Book Value Per Share Before The Distribution	Net Tangible Book Value Per Share After The Distribution	Increase in Net Tangible Book Value Per Share Attributable to Cash Payment By New Purchasers	Decrease Per Share For New Shareholders (2)
150,000	$ 150,000	($0.06)	$0.01	$0.07	$ 0.99
300,000	$ 300,000	($0.06)	$0.08	$0.14	$ 0.92
450,000	$ 450,000	($0.06)	$0.15	$0.21	$ 0.85
600,000	$ 600,000	($0.06)	$0.20	$0.26	$ 0.80
(1) Assumes that the securities were sold at the offering price of $1.00 per share.

(2) Our numbers reflect a change in the par value of our stock from $1.00 per share to $0.01 par value as stated in our Amended and Restated Articles of Incorporation recorded on September 13, 2004. The Board of Directors then authorized a forward stock split of 15:1 thereby increasing our outstanding shares to 1,670,000.

3. The above dilution figures include the offering costs.

The following table provides information on the amount paid per share for existing shareholders and the percentages of stock held and the percentage they will hold in the event this entire offering is sold.

Table 4.0 Dilution Comparison of Current Versus New Shareholders

Amount of Securities Sold	Price Paid By Current Shareholders	Percent of Consideration Paid By Current Shareholders	Percent of Securities They Will Own After This Offering	Price Paid By New Shareholders	Percent of Consideration Paid By New Shareholders	Percent of Securities Owned By New Shareholders (1)
$ 150,000	$.01	0.00%	91.76%	$1.00	99.9964%	8.24%
$ 300,000	$.01	0.00%	84.77%	$1.00	99.9982%	15.23%
$ 450,000	$.01	0.00%	78.77%	$1.00	99.9988%	21.23%
$ 600,000	$.01	0.00%	73.57%	$1.00	99.9991%	26.43%
(1) See Table 3.0, footnote (2).

In the future, we may issue additional shares, options and warrants and we may grant stock options to our officers, employees, directors, and consultants under a stock option plan, all of which may further dilute our net tangible book value.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not quoted or traded on any quotation medium at this time. We intend to apply to have our common stock included for quotation on the NASD OTC Bulletin Board.  There can be no assurance that an active trading market for our stock will develop. If our stock is included for quotation on the NASD OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Should a market develop for our shares, the trading price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales formats, or new services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in Internet or traditional commercial markets, changes in the market valuations of other automotive equipment and automotive equipment providers, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of common stock and other events or factors, many of which are beyond our control. In addition, the stock market in general, and the market for automotive repair equipment in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially adversely affect the market price of the common stock, regardless of our operating performance.

Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our products or services may cause the market price of our common stock to fluctuate substantially for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our common stock.

At the present time we have no outstanding options or warrants to purchase securities convertible into common stock.

There are 1,670,000 shares of common stock that could be sold by the selling shareholders according to Rule 144 that we have agreed to register. A brief description of Rule 144 follows:

The common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any shares purchased by an “affiliate.” An “Affiliate” is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control of the issuer. The definition of an "Affiliate" is critical to the operation of Rule 144, promulgated under the Securities Act. Rule 144 provides for restrictions on the amount of securities that can be sold by an affiliate during a given period of time. In general, pursuant to Rule 144, a shareholder who has satisfied a one year holding period may, under certain circumstances, sell within any three month period a number of securities which does not exceed the great of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Further, Rule 144 permits, under certain circumstances, the sale of securities, without any quantity limitation, by our shareholders who are not affiliates and who have satisfied a two year holding period.

Cash dividends have not been paid during the last three (3) years. In the near future, we intend to retain any earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of cash dividends by us are subject to the discretion of our board of directors. Any future determination to pay cash dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors. We are not currently subject to any contractual arrangements that restrict our ability to pay cash dividends.

We have fifty-one (51) stockholders of record of our common stock as of March 15, 2006. The CUSIP number for our common stock is 82454L 10 2.

IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK

The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.

Trading in our common stock will be subject to the "penny stock" rules.

SELLING SECURITY HOLDERS

This prospectus will also be used for the offering of shares of our common stock owned by selling security holders. The selling security holders, which includes selling security holders and their transferees, pledgees, donees or their successors may offer for sale up to 1,670,000 of the 1,670,000 shares of our common stock issued to them at $1.00 per share. These shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as the shares were not a part of a public offering. There was no distribution of a prospectus, private placement memorandum, or business plan to the public. Shares were acquired by friends, family and personal business acquaintances of the President, Michael B. Cranfill. Each individual had specific knowledge of the Company’s operation that was given to them personally by the President, Michael B. Cranfill. Affiliates may sell their shares at $1.00 per share during the duration of this offering. Non-affiliates may sell their shares at $1.00 until our securities become quoted on a securities exchange and thereafter at market prices or in negotiated private transactions. We will not receive any proceeds from such sales. The resale of the securities by the selling security holder is subject to the prospectus delivery and other requirements of the Securities Act. All selling security holders have been advised to notify any purchaser of their shares that none of the proceeds from the sale of their stock will go to the company. All expenses of this offering are being paid for by us on behalf of selling security holders. The following table sets forth information on our selling security shareholders.

Table 5.0 Selling Security Holders

Name of security holder	Shares beneficially owned as of the date of this prospectus (1)	Percent owned as of the date of this prospectus	Maximum number of shares to be sold pursuant to this prospectus	Percent owned after primary offering is complete (2)	Position, office or other material relationship to the company within last three years
Cranfill, Michael	1,000,000	59.8000%	1,000,000	44.0500%	President, Director, Husband of Barbara
Cranfill, Barbara	20,000	0.0120%	20,000	0.0088%	Treasurer, Director, Wife of Michael
Benton, Kellye	20000	0.0120%	20,000	0.0088%	Secretary, Director, Wife of Damon
Benton, Damon	10000	0.0060%	10,000	0.0044%	Husband of Kellye
Bowles, Mickey	10000	0.0060%	10,000	0.0044%
Bowles, Patti	10000	0.0060%	10,000	0.0044%
Brann, R. Mark	20000	0.0120%	20,000	0.0088%	Director
Brown, Doug	10000	0.0060%	10,000	0.0044%
Brown, Tara	10000	0.0060%	10,000	0.0044%
Claspell, Jennifer	20000	0.0120%	20,000	0.0088%	Sister of President Michael Cranfill
Claspell, Jerry	10000	0.0060%	10,000	0.0044%	Brother-in-law of President Michael Cranfill

Cooper, Kevin	10000	0.0060%	10,000	0.0044%
Cranfill, Rex	20,000	0.0120%	20,000	0.0088%	Brother of President Michael Cranfill
Cranfill, Valinda	10,000	0.0060%	10,000	0.0044%	Sister-in-Law of President Michael Cranfill
Cranfill, Virginia	20,000	0.0120%	20,000	0.0088%
Curry, Sharon	10,000	0.0060%	10,000	0.0044%
Davis, Dale	10,000	0.0060%	10,000	0.0044%
Davis, Karen	10,000	0.0060%	10,000	0.0044%
Erdman, Candace	10,000	0.0060%	10,000	0.0044%
Geier, Jack	10,000	0.0060%	10,000	0.0044%
Girman, John	20,000	0.0120%	20,000	0.0088%
Harris, Gail	10,000	0.0060%	10,000	0.0044%
Howgard, David	10,000	0.0060%	10,000	0.0044%
Howgard, Sallie	10,000	0.0060%	10,000	0.0044%
Humphrey, Eric	20,000	0.0120%	20,000	0.0088%	Son-in-law of President Michael Cranfill
Humphrey, Heather	20,000	0.0120%	20,000	0.0088%	Daughter of President Michael Cranfill
Jordan, Kimberly	20,000	0.0120%	20,000	0.0088%	Sister of President Michael Cranfill

Jordan, Michael	10,000	0.0060%	10,000	0.0044%	Brother-in-law of President Michael Cranfill
Kerr, A. Craig	20,000	0.0120%	20,000	0.0088%	Director
Kerr, Deborah	10,000	0.0060%	10,000	0.0044%
McGuinness Jr., Bernard	10,000	0.0060%	10,000	0.0044%	Brother-in-law of President Michael Cranfill
McGuinness, Karen	20,000	0.0120%	20,000	0.0088%	Sister of President Michael Cranfill
Ramos, Catherine	10,000	0.0060%	10,000	0.0044%
Schuessler, Donald	20,000	0.0120%	20,000	0.0088%	Brother of Treasurer Barbara Cranfill
Schuessler, Linda	10,000	0.0060%	10,000	0.0044%	Sister-in-law of Treasurer Barbara Cranfill
Schuessler, Joe	20,000	0.0120%	20,000	0.0088%	Brother of Treasurer Barbara Cranfill
Schuessler, Mercedes	10,000	0.0060%	10,000	0.0044%	Sister-in-law of Treasurer Barbara Cranfill
Schuessler, John	20,000	0.0120%	20,000	0.0088%	Brother of Treasurer Barbara Cranfill
Sorensen, Jorgen	10,000	0.0060%	10,000	0.0044%
Tanner, Jeff	20,000	0.0120%	20,000	0.0088%

Tanner, Kimberly	10,000	0.0060%	10,000	0.0044%
Tapkas, James	10,000	0.0060%	10,000	0.0044%
Tapkas, Nadja	10,000	0.0060%	10,000	0.0044%
Thedford, Clay	10,000	0.0060%	10,000	0.0044%
Thedford, Dory	10,000	0.0060%	10,000	0.0044%
Vigil, John	10,000	0.0060%	10,000	0.0044%
Wayne, Stacy	20,000	0.0120%	20,000	0.0088%	Sister of President Michael Cranfill
Wayne, Steven	10,000	0.0060%	10,000	0.0044%	Brother-in-law of President Michael Cranfill
Wiley, Charlotte	10,000	0.0060%	10,000	0.0044%
Wiley, Roger	10,000	0.0060%	10,000	0.0044%
Wills, Cathy	10,000	0.0060%	10,000	0.0044%	Sister of President Michael Cranfill
(1) On September 13, 2004 the par value of the stock was changed from $1.00 to $0.01. As a result of this change a forward increase in the shares was executed for all the shareholders.
(2) The percentage held in the event we sell all of the 600,000 shares in the Primary Offering and the Selling Security Holders sell none of the 1,670,000 shares in the Resale Offering.

All of the shares offered by this prospectus may be offered for resale, from time to time, by the selling shareholders, pursuant to this prospectus, in one or more private or negotiated transactions, in open market transactions in the over-the-counter market, or otherwise, or by a combination of these methods, at fixed prices that may be changed, at negotiated prices, or otherwise. The selling shareholders may effect these transactions by selling their shares directly to one or more purchasers or to or through broker-dealers or agents. The compensation to a particular broker-dealer or agent may be in excess of customary commissions. Each of the selling shareholders may be deemed an "underwriter" within the meaning of the Securities Act in connection with each sale of shares. We know of no selling security holder that is deemed to be a broker/dealer or an affiliate of a broker/dealer. The selling shareholders will pay all commissions, transfer taxes and other expenses associated with their sales. In the event the selling security holders sell all of their shares in the secondary offering they will own no shares in the company upon completion of the secondary offering.  SMI will file a prospectus supplement to name successors to any named selling security holders who are able to use the prospectus to resell their securities.

PLAN OF DISTRIBUTION

Primary Offering

We are registering 600,000 shares of our common stock, which will be offered and sold on a "self-underwritten" basis by us, using our officers, directors, or, at our discretion, by participating broker/dealers licensed by the National Association of Securities Dealers, Inc. We have executed no agreements with any broker-dealers with the respect to the offering of these shares as of the date of this prospectus. In the event we enter into any such agreement with a broker-dealer, we will file a post-effective amendment to disclose any such arrangement. Additionally, the broker-dealer must obtain a no objection position on the terms of the underwriting compensation from the NASD (National Association of Securities Dealers, Inc.) corporate finance department prior to any participation by the broker-dealer. There is no minimum investment requirement and funds received by us from this offering will not be placed into an escrow account. Our common stock is not currently listed on or traded in any national quotation medium. The offering price of $1.00 per share is based upon the decision of the current management team. We reserve the right to reject any subscription in whole or in part, for any reason or for no reason.

Our stock will be sold by Michael B. Cranfill, President/Director, on a self-underwritten basis. The Securities Act of 1933 defines an underwriter as any person who has purchased from an issuer with a view to, or who offers or sells for an issuer in connection with the distribution of any security, we therefore have disclosed him as an underwriter.

The 1934 Securities and Exchange Act Rule 3a4-1 provides that if an associated person of an issuer meets the following conditions he is not deemed to be a broker:

•          An associated person of an issuer of securities shall not be deemed to be a broker solely by reason of his participation in the sale of the securities of such issuer if the associated person:

•          Is not subject to a statutory disqualification, as that term is defined in section 3(a)(39) of the Act, at the time of his participation; and

•          Is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

•          Is not at the time of his participation an associated person of a broker or dealer; and

•          The associated person restricts his participation to transactions involving offers and sales of securities.

We have not identified Mr. Cranfill or any of our officers and directors as broker/dealers as they will rely on the above Rule 3a4-1 of the 1934 Securities and Exchange Act.  We do not plan on registering as a broker/dealer or as an issuer/dealer in states where we will be selling our shares.

We have not found any requirement to register in the two states we plan to sell shares for us to register, Texas and Florida.  Our Officers and Directors will not be able to purchase shares in the offering.  When our Registration Statement is effective, we plan to distribute our prospectus to individuals who have inquired about us and the availability of shares. We will be selling directly to individuals who have read fully our prospectus and have had sufficient information and time to make a prudent investment decision. There will be no public distribution of our prospectus, direct mailings, investment meetings or Internet offering of any type. Shares will be sold only to person(s) that are directly known to our President Michael Cranfill.  Shares will be sold on a no minimum basis with the 600,000 shares offered in the primary offering being the maximum number of shares to be sold. Our Officers and Directors will be prohibited from selling their shares until the primary offering of 600,000 shares is sold.

There can be no assurance that we will sell any or all of the offered shares.

Resale Offering

The selling security holders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time on any stock exchange or automated inter-dealer quotation system on which our common stock may be listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at prices otherwise negotiated. In a post-effective amendment to this registration we will disclose pledgees, donees and other transferees of the selling security holders, if any, as selling security holders. The selling security holders may sell their shares of common stock by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c) ordinary brokerage transactions and transactions in which the broker solicits purchases;

(d) privately negotiated transactions;

(e) short sales;

(f) through the distribution of the shares by the selling security holder to its partners, members or stockholders;

(g) one or more underwritten offerings on a firm commitment or self-underwritten basis; and

(h) any combination of any of these methods of sale.

All of the shares to be offered by management in the resale offering must not be sold unless or until the primary offering is sold or has been closed. Each selling security holder has been advised that they must notify any potential purchaser of their shares that the shares are not part of the primary offering by the company and that their sale would provide no proceeds to the company.

In the event any of our selling security holders agree to sell their shares to a broker-dealer as a principal and the broker-dealer acts as an underwriter, we will file a post-effective amendment to our registration statement disclosing the name of the broker-dealer, providing information on the plan of distribution, and reflecting any other necessary changes. Any broker-dealer that will be involved must seek and obtain clearance of the underwriting compensation and arrangements from the NASD (National Association of Securities Dealers) Corporate Finance Department prior to the sale of any securities by the broker-dealer.

The selling security holders may also transfer their shares by gift.

We do not know of any arrangements by the selling security holders for the sale of any of their shares. The selling security holders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals, or as an agent of the selling security holders. Broker-dealers may agree with the selling security holders to sell a specified number of the shares at a stipulated price per share. If a broker-dealer is unable to sell shares acting as agent for the selling security holders, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers that acquire shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling security holders may also sell their shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus. From time to time, the selling security holders may pledge, hypothecate, or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties, or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling security holders. The number of selling security holders' shares offered under this prospectus will decrease as and when they take such action. The plan of distribution for the selling security holders' shares will otherwise remain unchanged. In addition, a selling security holder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts.

There can be no assurance that the selling security holders will sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions that limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering with the U.S. Securities Exchange Commission, they are required to comply with Regulation M. In general, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. The selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

DESCRIPTION OF BUSINESS

Business Development

We were incorporated as Shimoda Marketing, Inc. on December 16, 1986, under the laws of the State of Florida. We amended our Articles of Incorporation on September 13, 2004 changing the par value of our stock and the total authorized capital stock. Since inception, we have engaged in providing consulting services in the area of automotive repair equipment. The firm specializes in areas of Sales, Marketing, and Distribution within the automotive repair equipment industry.

SMI currently establishes a full service source for sales, marketing, promotion, and distribution management for key accounts. SMI's intellectual capital results from twenty-five years in direct sales management, OEM management; distribution management, and internal support program and private-label management at a national and international level. In the past three years, a "turnkey" service for automotive repair equipment (including product, delivery, installation, and service repairs) was developed by SMI. By "turnkey" service we mean the following:

A.

Management of product supply line (import, have factories private-label products for SMI re-distribution, manage factories' channels of distribution for markets they have not penetrated and for which they require specific expertise).

B.

Sales management of product line.

C.

Coordination of national based clients installations of products locally:

Shipment to distributor warehouse

Creation of work order for services required (removal of old equipment, installation of new products)

Payment of service crew

Single source billing of service to national headquarters

D.  After-the-sale service support from national dispatch center

E.  De-commissioning of equipment after useful life and replacement

These "turnkey" services offer a cradle-to-grave concept and provides for simplified management of national chain service centers and clients with multiple outlets throughout the country.

SMI’s consulting service is inclusive of managing the sale, installation and servicing of  equipment under its management agreements.  By overseeing the use of subcontract labor SMI is able to select  certified and insured installers for its customers’  projects.  The extension of subcontracted labor is for inspection and preventative maintenance of the equipment for which SMI has been contracted to manage installation and service.

The ability to offer the full range of products, services, and expertise now provides "value-added" benefits to world-class manufacturers seeking a competitive marketing edge beyond the best price.  SMI believes that its expansion strategy is proceeding prior to receiving funds from our offering.

Our Business

(1) Principal Products or Services and Their Markets

We provide commercial clients with professional consulting services in the automotive repair industry. The services we provide include:

(a) Sales
1. Provides pricing tiers
2. Prepares sales quotas and contracts for terms of selling
3. Trains sales force(s) on products and competition
4. Manages sales force(s) performance
5. Advises clients of market feedback
6. Offers strategic planning considerations to improve profits
(b) Marketing
1. Introduce new products to long-term relationship accounts
2. Properly position products with clients: Good, Better, Best
3. Create Literature
4. Develop websites
5. Provide client with supply chain, direct to specific distribution channels and provide strategy to maximize benefits of product
(c) Distribution
1. Map sales territories
2. Manage channel conflicts
3. Develop traditional channels - working in conjunction with National Accounts, Government Agencies, Vo-Tech's, and Direct Sales Organizations.
(d) Equipment Servicing

1. Coordinate installations as part of Key Account service
2. Provide toll-free single contact national service dispatch center that directs service tickets to distribution channel that has been established
3. Offer preventive maintenance agreements that extend the life of Key Account equipment investments
4. Manage service history of all equipment placed to ensure that when covered under warranty - customer does not pay, nor does factory pay if/when there is abuse or misuse of product(s) by end-users

Our consulting services for our one (1) major commercial customer, Forward Lift, represented 100% of our business for the first quarter of 2006 and will average approximately 62.5% of our business during the remaining three quarters of 2006. All other consulting services will represent approximately 37.5% of our business during the second, third, and fourth quarters of the fiscal year 2006.  In April of 2006 Forward Lift represented 73% of our total business as Chassis Liner represented 27%.

Initially our services concentrated in the automotive hoists segment of the market since this product is purchased in multiples.  This strategy also enables a national distributor network to be in place for the other product lines that will be introduced.  Expansion into collision center equipment began in February 2006 with the fees associated with this expansion received in April 2006 in the amount of $10,831.00. SMI believes that this expansion into collision center equipment is our initial expansion that should take approximately 12 months for the foundation to be laid prior to experiencing P&L reinforcement that it has been successful. SMI plans on concentrating on the anchor product of automotive commercial repair industry - the vehicle hoists. This strategy is based on the technical expertise required for the sale and the need for installations and service repairs. SMI will consult to large clients on the safest units available, and provide only certified and insured installers performing installs and services. An inspection and preventive maintenance program will be offered to ensure the investment made will continue to be safe and durable during the normal product life cycle. When product repairs become a poor investment (based on our service repairs database maintained for each lift throughout the nation) we will consult with customers to replace old equipment with new and dispose of the potentially unsafe products.

All after-the-sale equipment services will be offered at one national price. Additionally, a single source contact will be provided for sales and services dispatched and completed throughout North America. This national service center will also provide for a single-source billing service to these large national and regional customers.

The lifts on which we will focus are the 10,000 lb. capacity two-post surface mounted units and 12,000 lb. capacity four-post surface mounted units. These lifts constitute an estimated 70% of the entire market (based on the Automotive Lift Institute monthly data reports.) Our suppliers will only be well financed operating entities that offer full product liability insurance in excess of $2M US dollars; quality products with a unique selling proposition, and a responsive technical support team to provide factory assistance and warranty coverage. SMI will offer a "24/6" program to be available for all emergency service calls to further accentuate its commitment to customer satisfaction. The following three vehicle hoists represent the core equipment in our sales and services portfolio:

(2) Distribution Methods of the Services

The equipment we manage is drop shipped by our clients (equipment manufacturers) directly to distribution locations via ground transportation. With the implementation of our expansion we will hire three key account managers to service our current and new clients. Each rep will cover a geographical area extending from their home city. Our account managers will be responsible for business development in their specific area. They will target the commercial segment as well as continuing to service existing clients. We will supply the reps with laptop computers and the appropriate software to down/upload data and information throughout the business day. Orders will come in to the central office and will be sent to the appropriate manufacturer for completion. The completed work product will be drop-shipped direct to the customer using land-based services.

(3) Status of Any Publicly Announced New Product or Service.

We have not developed any new or unique products or services that would make us stand above our competition. Our product offerings have been typical middle of the road services to wholesalers, business to business, retail customers and high-end quality commercial automotive repair equipment users. We have chosen to refine the services that fall within our capability. While the Internet has provided a new tool for advertising and customer interface, there has been no significant change in services we provide. We will be utilizing the Internet as a mainstay of our future advertising and support for our account managers.

(4) Our Competition

There are approximately three (3) major players that offer "turnkey" operations on a regional basis in the industry. None has the national contacts and relationships with the key accounts that will be targeted - nor the independent service network to provide the critical support necessary to exceed their expectations for satisfaction.

The automotive industrial repair equipment industry is undergoing a period of transition due to consolidation of car, truck, used vehicle and RV dealerships, service franchises, and the expansion of the big-box mass merchandisers in the automotive parts and service sectors.

Our primary competitors are Ten Hovey, Johnson Industries, and NARD and they are the only competitors whose size encompasses regional areas. Each of these companies utilize in-house service companies, greatly limiting their ability to counteract a national player emerging in the industry with over 400 independent service centers that will cooperate with SMI for exclusive national arrangements. Our competition does not supply service for any of the products that SMI will offer creating a barrier to entry in servicing SMI’s clients. The lift industry is estimated to be approximately $260M annual business and represents approximately 25% of the independent equipment reseller's equipment offerings.

Should SMI desire to expand its operation, the next step would be to fill this distribution and service network with wheel service equipment (wheel balancers, tire changers, and alignment machines), air compressors, lubrication equipment, and oil tanks as second tier operations. The third tier of SMI's equipment product portfolio would include collision industry frame machines and paint booths.  We do not have the resources at the present time and we may never have the resources to expand to a second and third tier of operations.

In each case there will be incremental revenues derived from installations, parts sales, service, and leases or financing for each new product offering. In order to compete effectively in the automotive repair equipment industry, a company must provide quality services and products at a reasonable cost. The automotive repair equipment industry, as a whole, is characterized by intense competition with a large number of companies offering or seeking to develop services and products that will compete with those that we offer. It is our belief, based upon our experience that the failure rate of small businesses indicates that far too many begin operations prior to having the skills and knowledge necessary for the day-to-day business operations as well as the necessary capital. As a result, we developed our approach over our nineteen years of experience.

Our ability to provide personalized service through our account managers we believe will compete favorably with our competitors that provide products and services similar to ours because those firms still focus on providing products and services through a brick and mortar facility.  Many of our competitors have greater financial resources than we have, enabling them to finance acquisition and development opportunities or develop and support their own operations. In addition, many of these companies can offer bundled, value-added, or additional services not provided by us. Many may also have greater name recognition. Our competitors may have the luxury of sacrificing profitability in order to capture a greater portion of the market for business consulting activities. They may also be in a position to pay higher prices than we would for the same expansion and development opportunities. Consequently, we may encounter significant competition in our efforts to achieve our internal and external growth objectives.

(5) Sources and Availability of Raw Materials

We provide products and services and, as a result, we have to maintain relationships with our suppliers and we will not necessarily have any concern with raw materials, however we will have a dependence on two (2) specific suppliers. We have specific agreements with these two suppliers.  We have chosen not to provide their identity, as this disclosure would be damaging to SMI and its business. Additionally we will be dependent on good account managers. The availability of account managers with the education and experience we need does not seem to be critical at this time. The relationships we have developed with other firms and suppliers have resulted in the ability for us to have a large pool from which to choose our account managers.

At this time we do not see a critical dependence on any supplier(s) that could adversely effect our operations.

(6) Dependence on Limited Customers

At the present time we do not have to rely on one (1) major customer for the majority of our revenue. Our expanding operations are allowing us to shed our prior dependence one (1) major customer and are providing multiple revenue streams from customers. We will not have to rely on any one or a limited number of customers for our business. We expect to increase our client base more as we continue to expand. While our target markets are limited, we may have to rely on just a few major commercial customers while we develop our markets. In the past we relied on one (1) customer for approximately one-third (1/3) of all of our commercial business for five (5) years. At the present time we have one large commercial client that provides our revenue while we more fully develop our expansion plan and raise capital. In the first quarter of 2006 this customer supplied 100% of our revenue. We believe that by the fourth quarter of 2006 this amount will be reduced to 50% of our revenue.

(7) Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts

At the present time we do not own or have any domain names, patents, trademarks, licenses (other than the usual business license), franchises, concessions, royalty agreements or labor contracts. However, in the future, our success may depend in part upon our ability to preserve our trade secrets, obtain and maintain patent protection for our technologies, products and processes, and operate without infringing upon the proprietary rights of other parties. However, we may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable. Although we may take action to protect our unpatented trade secrets and our proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, we cannot guarantee that:

(a) these agreements will not be breached;

(b) we would have adequate remedies for any breach; or

(c) our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.

We cannot guarantee that our actions will be sufficient to prevent imitation or duplication of either our products and services by others or prevent others from claiming violations of their trade secrets and proprietary rights. While we never trademarked our name we enjoy being known as “SMI” for the last nineteen (19) years.

(8) Need for Government Approval of Principal Products or Services

None of the services we offer require specific government approval.

(9) Government Regulation

As a consulting company, we are subject to a limited variety of local, state, and federal regulations. While we believe that our operations are in compliance with all applicable regulations, there can be no assurances that from time to time unintentional violations of such regulations will not occur. We are subject to federal, state and local laws and regulations applied to businesses, such as payroll taxes on the state and federal levels. In general, our activities are subject to local business licensing requirements.

Internet access and online services are not subject to direct regulation in the United States. Changes in the laws and regulations relating to the telecommunications and media industry, however, could impact our business. For example, the Federal Communications Commission could begin to regulate the Internet and online services industry, which could result in increased costs for us. The laws and regulations applicable to the Internet and to our services are evolving and unclear and could damage our business. There are currently few laws or regulations directly applicable to access to, or commerce on, the Internet. Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement. Such legislation could expose us to substantial liability as well as dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium, or require us to incur significant expenses in complying with any new regulations. Over the years our compliance with OSHA was always in order as proven by our never having a single issue with OSHA.

(10) Research and Development During Last Two Fiscal Years

During the last two fiscal years no money was spent on research and development. We have, however, spent minimal monies on Internet research and development.

(11) Cost and Effects of Compliance with Environmental Laws

We are not subject to any federal, state or local environmental laws that we are aware of.

(12) Our Employees

As of December 31, 2005, we had one employee, Mr. Michael B. Cranfill. As our founder and President, Mr. Cranfill currently provides his time as our only employee, paid on an irregular basis. Mr. Cranfill currently provides the strategic direction and the necessary labor to support the operation. We currently have no key employees, other than Michael B. Cranfill our President/Director. Mr. Cranfill is not receiving pay or other stock benefits for his performance. There is one consulting contract with one corporation, (CRMI) that provides a variety of administrative services to the company. Barbara Cranfill is an officer/director of our company and she is an employee of an affiliated company of Shimoda Marketing, Inc. This affiliated company, Chrysalis Resource Management Incorporated (CRMI), was paid the sum of $20,000.00 for the year ending December 31, 2005 and $28,000.00 for the year ending December 31, 2004.

Reports to Security Holders

We will file reports and other information with the U.S. Securities and Exchange Commission (“SEC”). You may read and copy any document that we file at the SEC's public reference facilities at 100 F. Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings will be available to you free of charge at the SEC's web site at <www.sec.gov>.

We are not required by the Florida Statutes to provide annual reports. At the request of a shareholder, we will send a copy of an annual report to include audited financial statements. In the event we become a reporting company with the SEC, we will file all necessary quarterly and annual reports.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings nor are any contemplated by us at this time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the best of our knowledge there are no transactions involving any director, executive officer, or any security holder who is a beneficial owner or any member of the immediate family of the officers and directors other than with the two affiliated companies of Chrysalis Resource Management Incorporated (CRMI) and DACK, LLC.  CRMI provides a variety of administrative support to us and the transaction we consider to be at prevailing market rates. During the year ended December 31, 2005 we paid a total of $20,000.00 to this affiliated company.  DACK, LLC is owned by A. Craig Kerr, a Director and shareholder in our company who provides contract labor to our company.  His compensation is included in our financial statements under contract labor.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following management's discussion, analysis of financial condition, and results of operations should be read in conjunction with our financial statements and notes thereto contained elsewhere in this prospectus.

Our Business

Presently our President, Michael B. Cranfill, provides the necessary services to our clients. He has been developing his skills since inception (over nineteen years) to provide leadership for employees that will be hired when we have the necessary capital.

We intend to establish three (3) account managers by January 2007. We then plan to maximize our services nationally by the third quarter of 2007. We believe it is appropriate for us to have a presence in the major cities so that we can work effectively with local small businesses as well as the large commercial market segment. We anticipate that the funds from this offering, assuming that we sell all the offered shares, will provide us sufficient capital for the next twelve months. We plan to raise additional funds either through subsequent offerings of our shares or through other financing arrangements, such as borrowings. There is no guarantee that we will be able to raise funds in addition to the funds we raise in this offering, if any. If we are not able to raise additional funds, we will likely not be able to expand our operations.

We will compete with regional suppliers of automotive equipment as well as national manufacturers and distributors. Our website is operational.  Our Internet address is www.shimoda.us.  We will also compete with other Internet-based companies and businesses that have developed and are in the process of developing competing websites. We cannot guarantee that other websites or functionally similar services have not been developed or are not in development. Many of these Internet-based competitors have greater financial and other resources, and more experience in research and development, than we have. Our website is user-friendly and provides prospective clients with a complete listing of our available services. We plan to redesign our website to allow current and potential clients to ask our account managers introductory questions via e-mail. The Company believes that it cannot accurately estimate the cost of this redevelopment of our website due to our inability to define customer requirements to have our website interactive with distribution channel and home offices enabling order status checks, freight tracking numbers and invoices.  When we are able to more clearly define these needs we will be able to accurately assess the cost of redesigning our website. We believe that interchange will allow us to tailor our services to each particular client. For those potential clients who have needs that we cannot fulfill, we are building a referral network to further entrench us in our industry. We do not expect to have this redesigned website operational until we secure additional capital. We anticipate that we will use a portion of the proceeds from this offering to redevelop our website. However, as of the date of this prospectus, our website redesign has not moved beyond the mere discussion phase as we currently lack the necessary funds to begin redevelopment of our website. We do believe that the redevelopment can be fully operational within thirty days after securing funds. We will hire an employee who will redesign and maintain our website and provide continual updates to our site with the most current information for our potential clients. Assuming our proposed redesigned website becomes operational, we expect to next focus on expanding the scope of our Internet presence. We hope to achieve such expansion by registering with major search engines with the goal of placing our website at the top of search results. This typically requires pre-funding with certain search engines. We do not currently have adequate financial resources to conduct such registration.

(i) How long can we satisfy our cash requirements and will we need to raise additional funds in the next 12 months?

Our Plan of Operation for the next twelve months is to raise capital to implement our expansion strategy. We had a loss of ($129,705.78) for the year ending December 31, 2005.  For the first quarter ended March 31, 2006 we had a profit after allotment for taxes of over $42,863.00 and cash and cash equivalents over $89,800.00. Due to the efforts of our President and his generation of sales and income from consulting services we have the necessary cash and cash equivalents to satisfy our cash requirements for the next twelve months. We anticipate that we will use the funds raised in this offering and revenues generated to fund equipment purchases and office improvement and for marketing activities and working capital. Our failure to market and promote our services will harm our business and future financial performance. If we are unable to expand our operations within the next twelve months, we will likely fail to increase our revenues. We cannot guarantee that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then we may not be able to expand our operations. If adequate funds are not available, we believe that our officers and directors will contribute funds to pay for some of our expenses. However, we have not made any arrangements or agreements with our officers and directors regarding such advancement of funds. We do not know whether we will issue stock for the loans or whether we will merely prepare and sign promissory notes. If we are forced to seek funds from our officers or directors, we will negotiate the specific terms and conditions of such loan when made, if ever. None of our officers or directors is obligated to pay for our expenses. Moreover, only one of our officers or directors has specifically agreed to pay our expenses should we need such assistance. Our President, Michael Cranfill, has orally agreed to continue to fund the company when additional funds are necessary. He believes it is in his best interest to continue to do so after nineteen years in business. The Board of Directors does not believe it is necessary to have any contract in writing from Mr. Cranfill regarding this commitment.

In the first quarter ended March 31, 2006 we had income from operations after providing for taxes of $42,863.71.  Our net income along with our increase in accounts receivable and additional shareholder loans has increased our cash on hand to $60,578.77.  Our cash and cash equivalents of $89,838.61 combined with our sales will satisfy our cash requirements for the next twelve months. During the last twelve months our revenue decreased and we had a decrease in cash available at December 31, 2005 compared to December 31, 2004. Our cash available at the end of the year December 31, 2005 decreased from December 31, 2004 mainly due to a decrease in our revenues. At our current burn rate of cash of approximately $13,500 per month we will have sufficient cash for the next twelve months. We believe that the decrease in our revenue in the years 2004 and 2005 was primarily due to our President spending significant time developing our plans for expansion and less on actual selling while he was President at Forward Manufacturing.  Our financials, specifically our Statement of Operations clearly define the type of expenditures we have had to make during the last two complete years.  We do not anticipate any major changes other that expenditures for contract labor and the cost of equipment purchases.

The implementation of our expansion strategy is estimated to take approximately 12 months. Once we are able to secure funding, implementation will begin immediately. We anticipate 30 days to be in a stage of full operational activity to gain additional clients. The major parts of the strategy that is to be immediately implemented will be the sales and marketing and office equipment and human resource procurement.

(ii) Summary of product research and development

We are not currently nor do we anticipate in the future to be conducting any research and development activities, other than the development of our proposed website and looking into a possible new industry to target for offering our services. However, we do plan to market ourselves aggressively.  Our lack of research and development is due mainly to the fact that it is the responsibility of the equipment manufacturers to provide their own research and development.

(a) Marketing Plan

One of the keys to the SMI marketing plan is the firm's excellent reputation in the industry. SMI has had the industry's largest lift supplier as a client for the past five years. Having managed the premier distribution channel while in the industry the past twenty-five years, relationship selling has been a strategic aspect of the company's success. SMI will capitalize on these relationships to capture clients on a national basis. Exhibiting at key industry trade shows such as NADA (National Automotive Dealers Association), SEMA and AAPEX (Specialty Equipment Manufacturer's Association and Automotive Aftermarket Parts Exposition), and NACE (National Automotive Collision Exposition) will provide SMI national exposure in a brief period (over ten month span). It is estimated that 75% of potential accounts will be attending these industry events.

We have allocated between $7,000 - $23,000 from our offering toward the costs associated with our sales and marketing plan.  This is to specifically cover our company brochure, Power Point presentations, capability brochure and media relations.  We are unable at this time to develop a timeline for the implementation of each of these items due to our lack of feedback from our clients as each of these will be customized to the specific requirements of the national accounts.

An interactive website will be developed providing easy access for federal and state procurement offices; architects and general contractors, and purchasing managers of the targeted large clients SMI will seek.  A company brochure detailing our "turnkey" offerings and detailing our national service network will be completed fourth quarter 2006.  The cost of our brochure will be linked to our capability brochures featuring our various products and services.  We estimate that it will cost between $2,000 - $4,000 for our brochures.  We anticipate the fourth quarter of 2006 for availability.

Membership in state Automotive Service Centers (ASC) and the nationally renowned Equipment Tool Institute (ETI) will also be tactical promotions in reducing our time in gaining market awareness on a national level.

Our additional marketing initiatives will include:

(a) utilizing direct response print advertisements placed primarily in small business, entrepreneurial, and special interest magazines;

(b) links to industry focused websites;

(c) affiliated marketing and direct mail; and

(d) promoting our services and attracting businesses through our website.

(b) Sales Strategies

Capability Brochures. We expect to create a capability brochure featuring our family of services and products. This will be a high quality brochure with extensive detail.

Public Relations and Advertising. We plan to implement a campaign to obtain media coverage by publishing persuasive news articles and feature stories that increase the awareness of the business services and further the acceptance of our products, services and technologies as the solution to targeted customer segments.  Coverage of SMI and Mr. Cranfill has begun independently of our efforts with articles being published in trade magazines.  We anticipate no cost to SMI for media coverage.

(c) Other Markets

During our nineteen years of operations we have fully developed our target markets. Our new account managers will be responsible for more fully developing their geographic markets as well as any potentially new markets.

(iii) Any expected purchase or sale of plant and significant equipment?

We do anticipate purchases of significant equipment other than general office supplies and general office equipment, should we raise sufficient funds to purchase such equipment. In the event that we expand our customer base, then we may need to hire additional employees or independent contractors. We will purchase for inventory various vehicle hoists and ancillary equipment primarily for the purpose of training new distributors and key National Account personnel.  The exact cost of the purchases of vehicle hoists and ancillary equipment is unknown at this time.  We have provided in our use of proceeds for $70,000 - $410,000 to be spent on equipment purchases.

(iv) Employees

As of March 15, 2006 we had one employee, Michael B. Cranfill and two independent contractors. As our founder and President, Mr. Cranfill currently provides his time as our only employee, paid on an irregular basis. We anticipate that we will not hire any additional employees in the next six months unless we generate significant revenues. From time to time, we anticipate using the services of an outside firm for additional website design and development.

With our growth strategy our objective is to expand our operations by adding staff while increasing our market presence. We anticipate achieving growth by hiring additional staff, installing computers, and launching a professionally designed website to attract new clients. We plan to hire individuals with the following strengths:

- Account Manager: This position requires an individual experienced in marketing to small businesses and developing and implementing ongoing marketing strategies. This position will be a liaison between us and those businesses which traditionally utilize automotive repair equipment.

- Clerical Assistant: This individual will perform all daily office tasks including, but not limited to, computer input and bookkeeping.

- Computer Assistant: This individual will have web design experience, a working knowledge of computer networks, as well as work with an outside web design firm to redesign and maintain our website. We believe that our website will be an important tool to expand our area of operations and client base.

Specifically, if we are able to raise sufficient capital to expand our services and service area and our revenue levels justify such action, we plan on hiring three to five additional employees over the next 12 months.

Results of Operations

General

During the year ended December 31, 2005, our assets consisted of our cash and equipment and our revenues were generated from services sold to businesses at large. The following table shows our revenues, expenditures and net income for the years from 2004-2005.

Table 6.0 Revenues, Expenditures and Net Income

YEAR	REVENUE	EXPENSES	NET INCOME
2005	$99,620.77	$229,326.55	($129,705.28)
2004	$207,075.69	$221,671.36	($14,595.67)

Although we are seeking to expand services to areas outside of Texas, the uncertain economy could have a material adverse effect on such plans. While we have seen improvement in the business economy, we cannot be assured that continued recovery will occur.

Results of Operations for the Period Ended March 31, 2006

During the three months ending March 31, 2006 we generated $116,489.57 of revenue from our consulting and other income.  Our expenses associated with this revenue were $71,589.86 leaving the Company with a net income of over $42,000.00 after providing for taxes.  Our cash flow increased significantly with the Company having cash and cash equivalents at March 31, 2006 of over $89,838.00.  We attribute this increase directly to our President working more in his position at SMI.

Results of Operations For the Period Ended December 31, 2005

During the year ended December 31, 2005, we had revenues of approximately $99,620.77.  Costs associated with this revenue were $229,326.55 of which $72,760.00 were associated with our cost of goods sold and $156,566.55 were associated with normal operating expenses.

Our revenue decreased approximately $107,500.00 from 2004 and our expenses compared to 2004 were approximately $10,000.00 less.

Our decrease in revenue we attribute to our President being in the employ of Forward Manufacturing and not being available for full-time employment with SMI.  Mr. Cranfills’ employment with Forward Manufacturing was designed to assist in the development of a continuing relationship between SMI and Forward for a long-term relationship.

We utilized $120,409.93 of cash flow with our operating activities. We had ($129,705.78) of net loss which included $4,295.85 of noncash depreciation expense. When the noncash depreciation expense of $4,295.85 is added back to the net loss of ($129,705.78), along with the increase in payables and deposits of $2,500.00 each, the result is the $120,409.93 total cash flows utilized by operating activities.

We utilized $3,864.52 of cash flows generated purchasing fixed assets from investing activities for the year ended December 31, 2005, and our financing activities generated $64,522.01 of cash flows. These financing activity cash flows were generated by shareholder loans of $64,302.75 and a loan from an affiliated company, Chrysalis Resource Management Incorporated (CRMI), of $142.26 and $67.00 from the issuance of shares of the company’s common stock. The result of the above activities was a total decrease in cash and cash equivalents of $59,752.45 for the year ended December 31, 2005. When this decrease was subtracted from the company’s cash and cash equivalents of $65,052.43 at the beginning of the year, the result was a total of $5,299.98 of cash and equivalents as of the company’s December 31, 2005 year end. We do not foresee any circumstances or events that will have an adverse impact on our operations. We do anticipate an increase in our business based on our current operations and the activities of our officers and directors. We saw a decrease of almost $100,000.00 in revenues from the fiscal year 2004 due to a retrenchment in operations. This retrenchment was due to Mr. Cranfills' acceptance of the position of President of publicly held Forward Manufacturing Co., Inc. SMI has been providing services for this company for the prior fourteen (14) years. The key strategic purpose of this effort was to enable SMI to be awarded key account management as a consultant after the two (2) year tenure of Mr. Cranfill was completed. As a result of Mr. Cranfills’ efforts, SMI was awarded account management of a key account base.

As a paid employee of Forward Manufacturing Co., Inc., Mr. Cranfill was required to restrict his business activity with SMI during this two (2) year tenure to avoid any possible conflict of interests.   This restriction applied from January 1, 2004 through December 31, 2005. During this two (2) year period of employment with Forward Manufacturing Mr. Cranfill worked nights and weekends (part-time) to continue to support the operations of SMI.  While this contributed heavily to the loss shown by SMI in the years 2005 and 2004, the first quarter 2006 increase in business for SMI is already showing the financial benefits. SMI has received additional consulting with a major frame repair company as well as national account management to manage national distribution networks.

Results of Operations Ended December 31, 2004

During the year ending December 31, 2004, we had revenues of approximately $207,000.00, and our costs and expenses associated with generating revenues were approximately $221,000.00, resulting in a net loss of ($14,595.67). During the year ended December 31, 2004, we also utilized $27,486.66 of cash flows for operating activities. We had a ($14,595.67) net loss including the recognition of noncash depreciation expense. Our financing activities consisted of increased funding of $58,680.00 from shareholders.

The result of the above operating and financing activities was net cash flow of $31,193.74 for the year ended December 31, 2004,and when added to $33,858.69 of cash and cash equivalents at the beginning of the year, resulted in $65,052.43 of cash and cash equivalents at the end of the year.

Liquidity & Capital Resources

During the last five (5) years the company has concentrated its efforts in market share penetration. The automotive repair market trend has shown a steady increase in both the number of large users of equipment and the rate at which small users are disappearing. Management believes it can capitalize on both these trends by utilizing a controlled growth and sound financial plan to locate and keep clients. As we begin acquisition of clients our liquidity increases in two ways. We will begin a revenue stream from equipment orders as well as from our offering of consulting services. In the event a downturn in the market occurs, the company plans to tighten its plan on the acquisition of new clients to avoid overextending the internal resources of the company as well as straining the external resources through our banking contacts.

Our internal liquidity is typically provided by our operations. During periods when the company needs additional funds, our President Michael B. Cranfill will provide any necessary capital. In the event a building is located and can be leased at a price under market value and the building can be remodeled to accommodate the company, the company will consider leasing prior to obtaining funds through our primary offering in order to enable expansion of warehouse space in a cost effective manner.

While the capital resources of the company were limited in the years 2004 and 2005 from a cash prospective, our cash flow and cash and cash equivalents has increased significantly in the first quarter of 2006.  This we attribute directly to the efforts of Mr. Cranfill selling and marketing the products and services offered by SMI.  Additionally, the credit of the officers and directors for guaranteeing any loan necessary is extremely strong. In the event a supplier or lender requires additional credit to obtain equipment or other business supplies, our officers and directors are willing to extend their credit to accomplish the purchase.

During the second and third quarters of the Company's 2005 year, Management and the Board of Directors decided to implement actions previously discussed in order to further facilitate the Company’s growth and expansion. Pursuant to the Company’s Board of Directors authorization of the sale of shares of the Company’s stock at $0.01 per share to a maximum of sixty (60) family and close friends of the Company’s officers and directors in order to gain additional funding and involvement for the Company’s expansion, the Company continued to seek to bring in friends and family as additional shareholders/investors in the Company in order to assist in funding the Company’s endeavors. As of June 22, 2005, the Company had sold 6,700 additional shares of its common stock pursuant to this authorization. During the third quarter of 2005, the Company’s management and Board discussed and decided that, while the expansion of its business into additional lines provided additional revenue streams, it was still not providing sufficient cash flows to facilitate the Company’s principal objective of providing consulting services and automotive repair equipment. Accordingly, the Company’s Board and management decided to undertake the filing of an SB-2 Registration Statement with the Securities and Exchange Commission with the intent of registering the Company’s shares of common stock for sale to the general public in order to raise funds to pursue its expansion plan more effectively and efficiently. The Board and management additionally decided to target an offering of $600,000.00 to provide sufficient cash resources for the acquisition of office space, employees and equipment necessary to expand operations and provide sufficient working capital to fund operations and marketing.

In summary, the Board and management believe the Company’s expansion in its shareholder base and its growth into providing additional services and increased revenue streams have strengthened and diversified the Company. Management believes that the diversification of product lines can benefit SMI and its clients when other product sales are soft. Since the service network is already provided via the independent distributors of Forward Lift, duplication efforts are not required for wheel service, collision repair equipment and nitrogen generators. Management and the Board also believe the decision to file an SB-2 Registration Statement with SEC will provide the Company with the additional funding needed to expedite its commitment to acquiring market share in order to become a leader in the automotive repair equipment market. The Company believes it has methodically built the intellectual capital/knowledge base and a unique, well-rounded supporting infrastructure (i.e., providing the additional ancillary supporting products) that, once adequately capitalized, will become a competitive and unique force in the existing and growing automotive repair equipment market. To begin expansion, funds will need to be brought into the company to permit us to move forward with our expansion. Without these funds, management believes it cannot sustain expanding operations.

Although no assurances can be made, we believe that our expenses will increase proportionately to revenues through the fiscal year ending December 31, 2007.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The names and ages of our directors and executive officers are set forth below. Our By-Laws provide for not less than one and not more than fifteen directors. All directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified.

Table 7.0 Directors and Executive Officers

Name	Age	Position
Michael B. Cranfill	56	President, Chairman of the Board of Directors (1)
Barbara Cranfill	53	Treasurer/Director (2)
Kellye Benton	37	Secretary/Director (3)
R. Mark Brann	56	Director (4)
A. Craig Kerr	44	Director (5)
(1) Mr. Cranfill was President of Forward Manufacturing Company a subsidiary of Dover Corporation, an NYSE listed company.
(2) This will be the first Directorship of a reporting company held by Ms. Cranfill upon effectiveness of our registration statement.
(3) This will be the first Directorship of a reporting company held by Ms. Benton upon effectiveness of our registration statement.

(4) This will be the first Directorship of a reporting company held by Mr. Brann upon effectiveness of our registration statement.
(5) This will be the first Directorship of a reporting company held by Mr. Kerr upon effectiveness of our registration statement.

Background of Executive Officers and Directors

- Michael B. Cranfill has served as our President/Chairman of the Board of Directors since December 16, 1986. Mr. Cranfill began his tenure at the company being responsible for all of the day to day operations. This included sales, marketing, bookkeeping/accounting, overseeing the installation of equipment as well as the maintenance of the equipment. The responsibility of hiring and training all new employees fell on Mr. Cranfill. He developed the necessary job descriptions and company manual providing all the policies and procedures of the company. In coordination with his accountants he set the internal controls over the accounting and financial management of the company. During his nineteen years as the President he developed the critical relationships with major clients as well as suppliers and subcontractors. We believe Mr. Cranfill has the skills that have made the company a quality provider in automotive repair equipment. As the former President of Forward Manufacturing Company, an add-on acquisition of Rotary Lift,  a subsidiary of the Dover Corporation (DOV-NYSE), he was instrumental in guiding the company to the #3 market share position while managing seventy-six (76) employees at the company’s Ft. Worth, Texas plant. Mr. Cranfill was employed at Forward from January 1, 2004 through December 31, 2005. Upon his resignation at Forward, Mr. Cranfill was extended a long-term opportunity to continue to manage global distribution channels and national accounts for Forward Manufacturing Company. Previously Mr. Cranfill served as General Manager of Automotive Distribution Group, (ADG) a subsidiary of a $4B+ private Toyota distributor in Florida. He managed a team of ninety-five (95) associates and distributors. ADG provided OEM products to the Toyota importer and to the 172 dealers in the network it served. Prior to ADG he was a National Sales Manager for Easton Chemicals where he established a sales organization for a start-up acquisition company for the private Toyota Distributor that became a key supplier of truck bedliners for Southeast Toyota Distributors. As a National Sales and Marketing Manager for Sun Electric Corporation he introduced a new product line and managed a direct sales force for the industry’s largest provider of automotive repair equipment in the world at that time.

- Barbara Cranfill has served as our Treasurer/Director since January 1992. Ms. Cranfill is the founder and CEO of Chrysalis Resource Management Incorporated (CRMI) with ten (10) years of business experience specializing in corporate benefit plans, asset management and strategic planning implementation and administration for small companies in the Dallas-Ft. Worth metroplex. Prior to establishing her own company and functioning as our Treasurer and as a Director of SMI, Ms. Cranfill served in various executive assistant management positions at Toyota; Forward Manufacturing; Cheng & Davenport Accountants; and Ford Aerospace.

- Kellye Benton has served as our Secretary and as a Director since September 17, 2004. Ms. Benton is the CEO of KB Services since 2002. Additionally, she is employed by Hanmecson International.  She provides administrative and consulting services to various companies in the Dallas-Ft. Worth area. From 1999-2005 she was a Key Account Manager at Forward Manufacturing Company reporting directly to the President. She began her career at Forward in

1990 and has held several positions including that of Human Resources Manager from 1994-1997.

- A. Craig Kerr has served as a Director since September 17, 2004. Mr. Kerr holds a Bachelor of Business Administration from Tarleton State University. He is currently the CEO of DACK Corporation since 2005. Prior to DACK he was the Director of Customer Relations at Forward Manufacturing from 2003 - 2005. He was the Customer Service Manager for an automotive equipment manufacturer, Hensley Industries from 2000 - 2003. He began his customer service background in 1990 at FM Industries where he worked until 2000.

- R. Mark Brann has served as a Director since September 17, 2004. Mr. Brann is currently the CEO of ABLE Software and has been with them for fifteen years. He has provided IT services and support for many companies including Forward Manufacturing. Mr. Brann holds a degree in Aviation Maintenance as well as holding an FAA license.

AUDIT COMMITTEE

We do not have an audit committee that is comprised of any independent director. As a company with less than $250,000 in revenue we rely on our President Michael B. Cranfill for our audit committee financial expert as defined in Item 401(e) of Regulation S-B promulgated under the Securities Act. Our Board of Directors acts as our audit committee. The Board has determined that the relationship of Mr. Cranfill as both our company President and our audit committee financial expert is not detrimental to the Company. Mr. Cranfill has a complete understanding of GAAP and financial statements; the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves in a fair and impartial manner; has experience analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to or exceed the breadth and complexity of issues that can reasonably be expected to be raised by the small business issuer’s financial statements; an understanding of internal control over financial reporting; and an understanding of audit committee functions. Mr. Cranfill has gained this expertise through his formal education and experience as our President for over nineteen years. He has specific experience coordinating the financials of the company with public accountants with respect to the preparation, auditing or evaluation of the company’s financial statements.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation of our Chief Executive Officer, and the most highly compensated employees and/or executive officers who served at the end of the fiscal years December 31, 2005 and 2004, and whose salary and bonus exceeded $100,000 for the fiscal years ended December 31, 2005 and 2004, for services rendered in all capacities to us. The listed individuals shall be hereinafter referred to as the "Named Executive Officers.

Table 8.0 Summary Compensation

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and principal position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensa-tion($)
Michael B. Cranfill (1), President, Chairman of the Board of Directors	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Barbara Cranfill (2), Treasurer/Director	2005	$20,000	-0-	-0-	-0-	-0-	-0-	-0-
	2004	$28,000	-0-	-0-	-0-	-0-	-0-	-0-
Kellye Benton (3), Secretary/Director	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Mark Brann (4) Director	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-
A. Craig Kerr (5) Director	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1) There is no employment contract with Mr. Cranfill at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

(2) There is an independent contract with Ms. Cranfill through an affiliate company, CRMI, of which she is the CEO at this time. There is a written agreement for compensation in the year 2006. A salary and stock options and/or warrants program may be developed in the future.

(3) There is no employment contract with Kellye Benton at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

(4) There is no employment contract with Mark Brann at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

(5) There is an independent contract with A. Craig Kerr through an affiliate company, DACK, LLC, of which he is the sole owner. There is a written agreement for contract labor with Mr. Kerr through this agreement.  There are no other agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

Additional Compensation of Directors

All of our directors are unpaid. Compensation for the future will be determined when and if additional funding is obtained.

Board of Directors and Committees

Currently, our Board of Directors consists of Mr. Michael B. Cranfill, Barbara Cranfill, Kellye Benton, Mark Brann and Adyth Craig Kerr. We are not actively seeking additional board members. At present, the Board of Directors has not established any committees.

Employment Agreements

Currently, we have no written employment agreements with any of our Directors or Officers. There are two agreements with an affiliated company, Chrysalis Resource Management Incorporated (CRMI), through which our Treasurer/Director Barbara Cranfill provides administrative services to the Company. This affiliated company is paid at prevailing market rates. For the year ended December 31, 2005 this company was paid $20,000.00 for these services and for the year ended December 31, 2004 this company was paid $28,000.00 for these services.  The second agreement is with DACK, LLC that is owned by our Director A. Craig Kerr.  This company provides contract labor for SMI.  All of the costs of this contract labor are included in our financial statements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of shares of our common stock with respect to stockholders who were known by us to be beneficial owners of more than 5% of our common stock as of March 15, 2005, and our officers and directors, individually and as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. In accordance with the SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees, if applicable. Subject to community property laws, where applicable, the persons or entities named in Table 5.0 (See "Selling Security Holders") have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Table 10.0 Beneficial Ownership

		Amount and Nature of Beneficial Ownership		Percent of Class (1)
Title of Class	Name and Address of Beneficial Owner	Before Offering	After Offering	Before Offering		After Offering
Common Stock	Michael B. Cranfill (1) 7609 Plaza Ridge Ct. Ft. Worth, TX 76179	1,000,000	1,000,000	59.88%		44.05%
Common Stock	Barbara Cranfill 7609 Plaza Ridge Ct. Ft. Worth, TX 76179	20,000	20,000	0.01%		0.01%
Common Stock	Kellye Benton 828 Evandale Road Burleson, TX 76028		20,000	20,000	0.01%	0.01%
Common Stock	A. Craig Kerr 939 Hidden Oaks Dr. Burleson, TX 76028		20,000	20,000	0.01%	0.01%
Common Stock	Brann, R. Mark 6524 Fairview Dr. Ft. Worth, TX 76148		20,000	20,000	0.01%	0.01%
Common Stock	All Executive Officers and Directors as a Group (1)		1,080,000	1,080,000	59.92%	44.09%

(1) The percentages are based on a Before-Offering total of 1,670,000 shares of common stock issued and outstanding as of the date of this prospectus and assume an After-Offering sale of all the additional 600,000 shares of common stock and none of the 1,670,000 shares of our selling security holders' shares.

DESCRIPTION OF SECURITIES

General

We are authorized to issue up to 75,000,000 shares of common stock, $0.01 par value per share, of which 1,670,000 shares are issued and outstanding.

Common Stock

Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefore. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges or any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable as determined by our legal counsel, Diane J. Harrison, Esq. whose opinion appears elsewhere as an exhibit to this prospectus.

Preferred Stock

We currently have no provisions to issue preferred stock.

Debt Securities

We currently have no provisions to issue debt securities.

Warrants

We currently have no provisions to issue warrants.

Dividend

We have paid no cash dividends on our common stock in the last three (3) years. We anticipate that any earnings, in the foreseeable future, will be retained for development and expansion of our business and we do not anticipate paying any further cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends with respect to our common stock based on our financial condition, results of operations, capital requirements, contractual obligations, and other relevant factors.

Shares Eligible for Future Resale

Upon the effectiveness of the registration statement, of which this prospectus forms a part, we will have 1,670,000 outstanding common shares registered for resale by the selling shareholders in accordance with the Securities Act of 1933 and there will be 600,000 outstanding shares registered for sale by us in accordance with the Securities Act of 1933.

Prior to this registration, no public trading market has existed for shares of our common stock. The sale, or availability for sale, of substantial amounts of common stock in the public trading market could adversely affect the market prices for our common stock.

Transfer Agent and Registrar

We are retaining an outside transfer agent and registrar for our common stock: Holladay Stock Transfer, Inc., 2939 N. 67th Pl., Suite C, Phoenix, Arizona.

INTEREST OF NAMED EXPERTS AND COUNSEL

Randall N. Drake, C.P.A., independent certified public accountant, whose reports appear elsewhere in this registration statement, was paid in cash for services rendered. Therefore, he has no direct or indirect interest in us. Mr. Drake's report is given based on his authority as an expert in accounting and auditing.

Diane J. Harrison, Esq., is the counsel who has given an opinion on the validity of the securities being registered which appears elsewhere in this registration statement has no direct or indirect interest in us.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation do not include a provision automatically indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Our By-Laws, Article X, Section 3, do permit us to indemnify any Director, Officer, agent or employee as to those liabilities and on those terms and conditions as appropriate and to purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Shimoda Marketing, Inc. pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Shimoda Marketing, Inc. by Diane J. Harrison, Esq., 6860 Gulfport Blvd. South, PMB 162, South Pasadena, Florida 33707.

EXPERTS

Certain of the financial statements of Shimoda Marketing, Inc. included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Randall N. Drake, C.P.A., independent certified public accountant, whose reports thereon appear elsewhere herein and in the registration statement.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On August 5, 2004, we engaged Randall N. Drake, C.P.A., ("Drake ") as our independent auditor. He is our first auditor and we have had no disagreements with Drake on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, in connection with its reports.

WHERE YOU CAN FIND MORE INFORMATION

We will file reports and other information with the U.S. Securities and Exchange Commission. You may read and copy any document that we file at the SEC's public reference facilities at 100 F Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings will be available to you free of charge at the SEC's web site at <www.sec.gov>.

FINANCIAL STATEMENTS

CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Randall N. Drake, C.P.A., P.A., as of March 31, 2006
Balance Sheet for the Three Months Ended March 31, 2006
Statement of Operations for the Three Months Ended March 31, 2006
Statement of Changes in Stockholders' Equity for the Three Months Ended March 31, 2006
Statement of Cash Flows for the Three Months Ended March 31, 2006
Notes to the Financial Statements for the Three Months Ended March 31, 2006
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Randall N. Drake, C.P.A., P.A., as of December 31, 2005
Balance Sheet, December 31, 2005
Statement of Operations, for the Year Ended December 31, 2005
Statement of Changes in Stockholders' Equity, for the Year Ended December 31, 2005
Statement of Cash Flows, for the Year Ended December 31, 2005
Notes to the Financial Statements, December 31, 2005
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Randall N. Drake, C.P.A., P.A., as of December 31, 2004
Balance Sheet, for the Year Ended December 31, 2004
Statement of Operations, for the Year Ended December 31, 2004
Statement of Changes in Stockholders' Equity, for the Year Ended December 31, 2004
Statement of Cash Flows, for the Year Ended December 31, 2004
Notes to the Financial Statements, December 31, 2004

Randall N. Drake, C.P.A., P.A.
1981 Promenade Way

Clearwater, Florida 33760
Phone: (727) 536-4863

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Shimoda Marketing, Inc.

We have reviewed the accompanying balance sheet of Shimoda Marketing, Inc. as of March 31, 2006 and the related statements of operations, stockholders’ equity, and cash flows for the three months ended March 31, 2006. These financial statements are the responsibility of the company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of financial information consists primarily of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/Randall N. Drake, CPA, PA
Randall N. Drake, CPA, PA
Clearwater, Florida
June 2, 2006

SHIMODA MARKETING, INC.
Balance Sheet (Unaudited)
As of March 31, 2006

ASSETS
Current Assets:
Bank of America	$60,578.77
Accounts Receivable	29,259.84
Total Current Assets	89,838.61
Fixed Assets:
Machinery & Equipment	102,333.55
Accumulated Depreciation	(96,186.93)
Total Fixed Assets	6,146.62
Other Assets:
Due from Affiliate - NOTE D	11,713.30
Total Other Assets	11,713.30
TOTAL ASSETS	$107,698.53
LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities:
Current Liabilities:
Accounts Payable	$3,000.00
Deferred Tax Liability	$2,036.00

Total Current Liabilities	5,036.00

Long Term Liabilities:
Shareholder Loans - NOTE C	155,943.45
Total Long Term Liabilities	155,943.45
Total Liabilities	160,979.45
Stockholders' Equity:
Common Stock, $0.01 par value, 75,000,000 shares authorized, 1,670,000 shares & outstanding
167.00
Paid in Capital	158,730.37
Retained Earnings	(212,178.29)
Total Stockholders' Equity	(53,280.92)
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$107,698.53

See accompanying notes and accountant’s report.

SHIMODA MARKETING, INC.
Statement of Operations
For the Three Month Period Ended March 31, 2006
Income:
Consulting Income	$108,946.37
Other Income	7,453.20
116,489.57

Operating Expenses:
Bank Service Charges	9.00
Benefits Expense	389.48
Depreciation Expense	594.60
Contract Labor	29,575.04
Insurance	2,557.36
Miscellaneous	345.00
Outside Services - NOTE D	7,500.00
Total Professional Fees	20,285.89
Rent – NOTE H	4,500.00
Telephone	4,134.84
Travel and Entertainment	1,698.65
71,589.86

Income From Operations	44,899.71
Earnings (loss) per common share:
Net income (loss) per share	($0.03)

See accompanying notes and accountant’s report.

SHIMODA MARKETING, INC.
Statement of Changes in Stockholder's Equity
For the Three Month Period Ended March 31, 2006

	Common Stock		Paid in	Retained
	Shares	Amount	Capital	Earnings	Total
Balances at January 1, 2006	1,670,000	$167.00	$158,730.37	$(255,042.00)	(96,144.63)
Net Income (Loss)				42,863.71	42,863.71

Balances at March 31, 2006	1,670,000	$167.00	$158,730.37	($212,178.29)	($53,280.92)

See accompanying notes.

SHIMODA MARKETING, INC.
Statement of Cash Flows
For the Three Month Period Ended March 31, 2006

OPERATING ACTIVITIES
Net Income	$42,863.71
Adjustments to reconcile Net Income
to net cash provided by operations:
Depreciation Expense	594.60
Increase (Decrease) in:
Accounts Receivable	(29,259.84)
Increase (Decrease) in:
Accounts Payable	500.00
Deferred Tax Liability	2,036.00
Net cash provided (used) by Operating Activities	16,734.47

FINANCING ACTIVITIES
Affiliate Loan	(1,455.68)
Shareholder Loans	40,000.00
Net cash provided (used) by Financing Activities	38,544.32

Net increase in cash and cash equivalents	55,278.79

Cash and cash equivalents at beginning of year	$5,299.98

Cash and cash equivalents at end of year	$60,578.77

See accompanying notes and accountant’s report.

SHIMODA MARKETING, INC.
Notes to Financial Statements
March 31, 2006

NOTE A – ORGANIZATION AND NATURE OF BUSINESS

The Company was incorporated December 16, 1986 in the State of Florida. On September 13, 2004 the Company amended its Articles of Incorporation changing the par value of its stock and its total authorized shares of common stock. The Company manages a full service source for sales, marketing, promotion, and distribution management for its customers’ in the automotive repair equipment industry.

NOTE B – SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents.

Fixed Assets

Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the corporation to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue through a variety of consulting services and equipment sales in the automotive industry. The Company provides these consulting services and bills for them on a monthly basis. The Company recognizes its consulting and related other revenues when its monthly services are completed and billed.  The Company recognizes its revenues and costs on equipment sales when the equipment is shipped and its customers are billed.  All sales are presented on a gross basis.

Concentration of Credit Risk

100% of the Company’s consulting and other revenues were with its individual largest customer.  This represents the Company’s total revenue for the first quarter of the year.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes, if and when applicable, related primarily to differences between the bases of certain assets and liabilities for financial and tax reporting. Any deferred taxes would represent the future tax return consequences of those differences, which will either be taxable when the assets and liabilities are recovered or settled. As of December 31, 2005, the Company has $125,607.00 of net operating losses which can be carried forward twenty (20) years to offset future taxable income. The loss carryforwards will be completely expired in 2025.

 NOTE C – SHAREHOLDER LOANS

Shareholder loans consist of amounts advanced to the Company to fund various working capital needs. These amounts are non-interest bearing and payable on demand subsequent to January 1, 2007.

NOTE D – RELATED PARTY TRANSACTIONS

The Company pays an affiliated company, whose sole shareholder is an officer and shareholder in the Company, for a variety of outside administrative support functions. For the year ended December 31, 2005, fees paid for these services were $20,000.00. Payments for these services are considered to be at prevailing arm’s length market rates. The Company has also advanced funds to this affiliate which are non-interest bearing.

NOTE E – BENEFIT PLANS

The Company maintains a money purchase pension plan and a profit sharing plan that covers its employees. The benefits are based on years of service and employees’ compensation. There were no amounts required to be funded during the year ended December 31, 2005.

NOTE F – EARNINGS PER COMMON SHARE

Earnings (loss) per common share of ($0.03) were calculated based on a net loss numerator of ($129,705.78) divided by a denominator of 1,392,822 weighted-average shares of outstanding common stock. The denominator was calculated based on the following issuances of common stock during the year ended December 31, 2005:

January 1, 2005 – 1,000,000 common shares outstanding
June 1, 2005 – 670,000 additional common shares issued
September 30, 2005 – 1,653,300 additional common shares issued as a result of the forward stock split
These calculations have been restated to give retroactive effect to the September 30, 2005 100:1 forward stock split (see also NOTE G).

NOTE G – FORWARD STOCK SPLIT

On September 30, 2005 the Company's Board ratified and authorized a 100:1 forward stock split that resulted in 1,670,000 issued and outstanding shares.

NOTE H – RENT

The Company leases its principal business location at 116 W. McElroy Boulevard, Saginaw, Texas on a month to month basis from a company that has common owners with Company.  The monthly rent is fair market value for the space and usage provided.

Randall N. Drake, C.P.A., P.A.
1981 Promenade Way
Clearwater, Florida 33760
Phone: (727) 536-4863

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Shimoda Marketing, Inc.

We have audited the accompanying balance sheet of Shimoda Marketing, Inc. as of December 31, 2005 and the related statements of operations, stockholders’ equity, and cash flows for the period ended December 31, 2005. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shimoda Marketing, Inc. as of December 31, 2005 and the results of its operations and its cash flows for the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/Randall N. Drake, CPA, PA
Randall N. Drake, CPA, PA
Clearwater, Florida
May 20, 2006

SHIMODA MARKETING, INC.
Balance Sheet
As of December 31, 2005

ASSETS
Current Assets:
Bank of America	$5,299.98
Total Current Assets	5,299.98
Fixed Assets:
Machinery & Equipment	102,333.55
Accumulated Depreciation	(95,592.33)
Total Fixed Assets	6,741.22
Other Assets:
Deposits
Due from Affiliate - NOTE D	10,257.62
Total Other Assets	10,257.62
TOTAL ASSETS	$22,298.82
LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities:
Current Liabilities:
Accounts Payable	$2,500.00
Total Current Liabilities	2,500.00

Long Term Liabilities:
Shareholder Loans - NOTE C	115,943.45
Total Long Term Liabilities	115,943.45
Total Liabilities	118,443.45
Stockholders' Equity:
Common Stock, $0.01 par value, 75,000,000 shares
authorized, 1,670,000 shares issued & outstanding - NOTE H	167.00
Paid in Capital	158,730.37
Retained Earnings	(255,042.00)
Net Income	0.00
Total Stockholders' Equity	(96,144.63)
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$22,298.82

See accompanying notes.

SHIMODA MARKETING, INC.
Statement of Operations
For the Year Ended December 31, 2005

Income:
Consulting Income	$350.00
Lease Equipment Sales	96,760.00
Other Income	2,510.77
99,620.77

Cost of Goods Sold	72,760.00
Gross Profit	26,860.77
Operating Expenses:
Advertising	1,442.03
Bank Service Charges	157.73
Benefits Expense	3,334.18
Depreciation Expense	4,295.85
Dues and Subscriptions	162.00
Licenses and Permits	63.80
Miscellaneous	2,242.86
Office Supplies	3,735.76
Outside Services - NOTE D	20,359.13
Total Professional Fees	49,372.93
Taxes	150.00

Telephone	1,029.37
Training	10,459.09
Travel and Entertainment	59,761.82
156,566.55
Net Income (Loss)	($129,705.78)
Earnings (loss) per common share:
Net income (loss) per share	($0.30)

See accompanying notes.

SHIMODA MARKETING, INC.
Statement of Changes in Stockholder's Equity
For the Year Ended December 31, 2005

	Common Stock		Paid in	Retained
	Shares	Amount	Capital	Earnings	Total
Balances at January 1, 2005	1,000,000	$100.00	$158,730.37	$(125,336.22)	$33,494.15
Net Income (Loss)				(129,705.78)	(129,705.78)

Issuance of Common Stock	670,000	67.00			67.00

Balances at December 31, 2005	1,670,000	$167.00	$158,730.37	($255,042.00)	($96,144.63)

See accompanying notes.

SHIMODA MARKETING, INC.
Statement of Cash Flows
For the Year Ended December 31, 2005

OPERATING ACTIVITIES
Net Income	$(129,705.78)
Adjustments to reconcile Net Income
to net cash provided by operations:
Depreciation Expense	4,295.85
(Increase) Decrease in:
Deposits	2,500.00
Increase (Decrease) in:
Accounts Payable	2,500.00
Net cash provided (used) by Operating Activities	(120,409.93)
INVESTING ACTIVITIES
Acquisition of Fixed Assets	(3,864.53)
Net cash provided (used) by Investing Activities	(3,864.53)
FINANCING ACTIVITIES
Issuance of Common Stock	67.00
Affiliate Loan Repayments	142.26
Shareholder Loans	64,312.75
Net cash provided (used) by Financing Activities	64,522.01
Net increase in cash and cash equivalents	(59,752.45)

Cash and cash equivalents at beginning of year	65,052.43
Cash and cash equivalents at end of year	$5,299.98

SUPPLEMENTAL DISCLOSURE:
Noncash Investing & Financing Activities:
Disposition of Fixed Assets	$88,974.40
Accumulated Depreciation on Disposition of
Fixed Assets	$71,925.10
Decrease in Shareholder Loans	$17,049.30

See accompanying notes.

SHIMODA MARKETING, INC.
Notes to Financial Statements
December 31, 2005

NOTE A – ORGANIZATION AND NATURE OF BUSINESS

The Company was incorporated December 16, 1986 in the State of Florida. On September 13, 2004 the Company amended its Articles of Incorporation changing the par value of its stock and its total authorized shares of common stock. The Company manages a full service source for sales, marketing, promotion, and distribution management for its customers’ in the automotive repair equipment industry.

NOTE B – SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents.

Fixed Assets

Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the corporation to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue through a variety of consulting services and equipment sales in the automotive industry. The Company provides these consulting services and bills for them on a monthly basis. The Company recognizes its consulting and related other revenues when its monthly services and sales are completed and billed.  The Company recognizes its revenues and costs on equipment sales when the equipment is shipped and its customers are billed.  All sales are presented on a gross basis.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes, if and when applicable, related primarily to differences between the bases of certain assets and liabilities for financial and tax reporting. Any deferred taxes would represent the future tax return consequences of those differences, which will either be taxable when the assets and liabilities are recovered or settled. As of December 31, 2005, the Company has $125,607.00 of net operating losses which can be carried forward twenty (20) years to offset future taxable income. The loss carryforwards will be completely expired in 2025.

 NOTE C – SHAREHOLDER LOANS

Shareholder loans consist of amounts advanced to the Company to fund various working capital needs. These amounts are non-interest bearing and payable on demand subsequent to January 1, 2007.

NOTE D – RELATED PARTY TRANSACTIONS

The Company pays an affiliated company, whose sole shareholder is an officer and shareholder in the Company, for a variety of outside administrative support functions. For the year ended December 31, 2004, fees paid for these services were $20,000.00. Payments for these services are considered to be at prevailing arm’s length market rates. The Company has also advanced funds to this affiliate which are non-interest bearing.  The Company’s President is also President of its largest customer.  All transactions with this customer have occurred at arm’s length fair market terms.

NOTE E – BENEFIT PLANS

The Company maintains a money purchase pension plan and a profit sharing plan that covers its employees. The benefits are based on years of service and employees’ compensation. There were no amounts required to be funded during the year ended December 31, 2005.

NOTE F- PRIOR PERIOD ADJUSTMENT

The Company’s beginning retained earnings at January 1, 2005 have been restated to reflect a correction of prior years’ depreciation.  The restatement would have increased prior years’ net income amounts by $1,200.94.

NOTE G – EARNINGS PER COMMON SHARE

Earnings (loss) per common share of ($0.30) were calculated based on a net loss numerator of ($129,705.78) divided by a denominator of 430,650 weighted-average shares of outstanding common stock. The denominator was calculated based on the following issuances of common stock during the year ended December 31, 2005:

January 1, 2005 – 10,000 common shares outstanding
June 1, 2005 – 6,700 additional common shares issued, 16,700 common shares outstanding
September 30, 2005 – 1,653,300 additional common shares issued as a result of the forward stock split

NOTE H – FORWARD STOCK SPLIT

On September 30, 2005 the Company's Board ratified and authorized a 100:1 forward stock split that resulted in 1,670,000 issued and outstanding shares.

Randall N. Drake, C.P.A., P.A.1981 Promenade Way
Clearwater, Florida 33760
Phone: (727) 536-4863
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and
Stockholders of Shimoda Marketing, Inc

We have audited the accompanying balance sheet of Shimoda Marketing, Inc. as of December 31, 2004 and the related statements of operations, stockholders’ equity, and cash flows for the period ended December 31, 2004. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shimoda Marketing, Inc. as of December 31, 2004 and the results of its operations and its cash flows for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/Randall N. Drake, CPA, PA
Randall N. Drake, CPA, PA
Clearwater, Florida
May 20, 2006

SHIMODA MARKETING, INC.
Balance Sheet
As of December 31, 2004

ASSETS

Current Assets:
Bank of America	$65,052.43
Total Current Assets	65,052.43
Fixed Assets:
Machinery & Equipment	187,443.42
Accumulated Depreciation	(164,422.52)
Total Fixed Assets	23,020.90
Other Assets:
Deposits	2,500.00
Due from Affiliate – NOTE D	10,399.88
Total Other Assets	12,899.88
TOTAL ASSETS	$100,973.21
LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities:
Long Term Liabilities
Shareholder Loans - NOTE C	$68,680.00
Total Long Term Liabilities	68,680.00

Total Liabilities	68,680.00
Stockholders' Equity:
Common Stock, $0.01 par value, 75,000,000 shares
authorized, 1,000,000 shares issued & outstanding - NOTE G	100.00
Paid in Capital	158,730.37
Retained Earnings	(126,537.16)
Total Stockholders' Equity	32,293.21
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$100,973.21

See accompanying notes.

SHIMODA MARKETING, INC.
Statement of Operations
For the Year Ended December 31, 2004

Income:
Consulting Income	$78,933.33
Equipment Sales	114,899.50
Other Income	13,242.86
207,075.69
Cost of Goods Sold
59,901.00

Gross Profit	147,174.69
Operating Expenses:
Advertising	6,339.91
Bank Service Charges	183.00
Benefits Expense	7,338.98
Depreciation Expense	6,908.51
Dues and Subscriptions	294.41
Licenses and Permits	63.80
Miscellaneous	1,583.04
Office Supplies	2,813.09
Outside Services - NOTE D	29,429.22
Printing and Reproduction	82.27

Total Professional Fees	40,670.00
Total Repairs	173.02
Total Telephone	3,125.48
Training	7,767.32
Travel and Entertainment	49,560.95
161,770.36
Net Income (Loss)	($14,595.67)

Earnings (loss) per common share:
Net income (loss) per share	($0.05)

See accompanying notes.

SHIMODA MARKETING, INC.
Statement of Changes in Stockholder's Equity
For the Year Ended December 31, 2004

	Common Stock		Paid in	Retained
	Shares	Amount	Capital	Earnings	Total
Balances at January 1, 2004	100	$100.00	$158,730.37	$(111,941.49)	$46,888.88

Net Income (Loss)				(14,595.67)	(14,595.67)

September 13, 2004 Recapitalization - NOTE A	9,900
Restatement – Retroactive Effect of September 30, 2005 100:1 Forward Stock Split – Note G	990,000

Balances at December 31, 2004	1,000,000	$100.00	$158,730.37	$(126,537.16)	$32,293.21

See accompanying notes.

SHIMODA MARKETING, INC.
Statement of Cash Flows
For the Year Ended December 31, 2004

OPERATING ACTIVITIES
Net Income	$(14,595.67)
Adjustments to reconcile Net Income
to net cash provided by operations:
Depreciation Expense	6,908.51
(Increase) Decrease in:
Deposits	(2,500.00)
Increase (Decrease) in:
Payroll Taxes Payable	(8,469.10)
Benefit Plans Payable	(8,830.00)
Net cash provided (used) by Operating Activities	(27,486.26)
FINANCING ACTIVITIES
Shareholder Loans	58,680.00
Net cash provided (used) by Financing Activities	58,680.00
Net increase in cash and cash equivalents	31,193.74
Cash and cash equivalents at beginning of year	33,858.69
Cash and cash equivalents at end of year	$65,052.43

See accompanying notes.

SHIMODA MARKETING, INC.
Notes to Financial Statements
December 31, 2004

NOTE A – ORGANIZATION AND NATURE OF BUSINESS

The Company was incorporated December 16, 1986 in the State of Florida. On September 13, 2004 the Company amended its Articles of Incorporation changing the par value of its stock and its total authorized shares of common stock. The Company manages a full service source for sales, marketing, promotion, and distribution management for its customers’ in the automotive repair equipment industry.

NOTE B – SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents.

Fixed Assets

Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the corporation to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue through a variety of consulting services and equipment sales in the automotive industry. The Company provides these consulting services and bills for them on a monthly basis. The Company recognizes its consulting and related other revenues when its monthly services are completed and billed.  The Company recognizes its revenues and costs on equipment sales when the equipment is shipped and its customers are billed.  All sales are presented on a gross basis.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes, if and when applicable, related primarily to differences between the bases of certain assets and liabilities for financial and tax reporting. Any deferred taxes would represent the future tax return consequences of those differences, which will either be taxable when the assets and liabilities are recovered or settled. As of December 31, 2004, the Company has $13,596.00 of net operating losses which can be carried forward twenty (20) years to offset future taxable income. The loss carryforwards will be completely expired in 2024.

NOTE C – SHAREHOLDER LOANS

Shareholder loans consist of amounts advanced to the Company to fund various working capital needs. These amounts are non-interest bearing and payable on demand subsequent to January 1, 2007.

NOTE D – RELATED PARTY TRANSACTIONS

The Company pays an affiliated company, whose sole shareholder is an officer and shareholder in the Company, for a variety of outside administrative support functions. For the year ended December 31, 2004, fees paid for these services were $28,000.00. Payments for these services are considered to be at prevailing arm’s length market rates. The Company has also advanced funds to this affiliate which are non-interest bearing.

NOTE E – BENEFIT PLANS

The Company maintains a money purchase pension plan and a profit sharing plan that covers its employees. The benefits are based on years of service and employees' compensation. There were no amounts required to be funded during the year ended December 31, 2004.

NOTE F – EARNINGS PER COMMON SHARE

Earnings (loss) per common share of ($.05) were calculated based on a net loss numerator of ($14,595.67) divided by a denominator of 3,084 weighted-average shares of outstanding common stock. The denominator was calculated based on the following issuances of common stock during the year ended December 31, 2004:

January 1, 2004 – 100 common shares outstanding
September 13, 2004 – 9,900 additional common shares issued pursuant to Company's amendment of its Articles of  Incorporation changing the authorized shares and par value of its common stock

These calculations have been restated to give retroactive effect to the September 30, 2005 100:1 forward stock split (see also NOTE G).

NOTE G – SUBSEQUENT EVENT / FORWARD STOCK SPLIT

On September 30, 2005 the Company's Board ratified and authorized a 100:1 forward stock split that resulted in 1,670,000 issued and outstanding shares at that point in time. All references in these financial statements to amounts per share and number of shares outstanding have been restated to give retroactive effect to this stock split.

(Outside Back Cover Page Prospectus)

Until __________, 2006 (90 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	10
Risks Related To the Company	12
(1) Our Failure to Raise Additional Capital Will Significantly Limit Our Ability to Conduct Our Planned Expansion of Operations.	12
#160; (2) We May Not Be Able to Fully Implement Our Expansion Due to Our Inability to Augment Our Client Base.	12
(3) We Have Generated Profits and Losses During Our Nineteen Years of Operations But We May Never Generate Substantial Revenues or Be Profitable in the Future.	12
(4) We Are Dependent on a Key Person with No Assurance That He Will Remain with Us: Losing such a Key Person Could Mean Losing Key Business Relationships Necessary to Our Success.	12
(5) Our Competitors Have Greater Financial, Marketing and Distribution Resources than We Do and If We Are Unable to Compete Effectively with Our Competitors, We Will Not Be Able to Increase Revenues or Generate Profits.	13
(6) In The Year 2006 We Are Dependent on One Major Customer For Most of Our Revenue.	13
(7) There Are Relationships Within the Automotive Repair Equipment Industry That must Be Developed and Any Interruption in These Relationships Could Have a Effect on Our Ability to Compete Effectively.	13
Risks Related To This Offering	13
(8) There Is No Public Market for Our Shares, and There Is No Assurance That One Will Develop Due to the Limited Demand for Stocks In the Business Services We Offer.	13
(9) Since We Are Selling up to 6000,000 Shares of Our Common Stock on a Self-underwritten Basis, Purchasers, If Any, Will Not Have the Benefit of an Underwriter's Due Diligence.	14
(10) Because it May Be Difficult to Effect a Change in Control of Shimoda Marketing, Inc. Without Current Management Consent, Management May Be Entrenched Even Though Stockholders May Believe Other Management May Be Better and a Potential Suitor Who May Be Willing to Pay a Premium to Acquire Us May Not Attempt to Do So.	14
(11) The Possible Sales of Shares of Common Stock by Our Selling Security Holders May Have a Significant Adverse Effect on the Market Price of Our Common Stock Should a Market Develop.	14
(12) Our Lack of Business Diversification Could Result in the Devaluation of Our Stock if our Revenues From Our Primary Products Decrease.	15
(13) Changes in the Prices of Automotive Equipment Can Be Volatile and These Changes Will Significantly Impact Our Financial Performance and the Value of Your Investment.	15
(14) Our Revenues Will Be Greatly Affected by the Price at Which We Can Sell Our Automotive Repair Equipment Products.	15
(15) There Has Been No Independent Valuation of the Stock, Which Means That the Stock May Be Worth less than the Purchase Price.	15
(16) There Is No Assurance That an Investor Will Receive Cash Distributions Which Could Result in an Investor Receiving Little or No Return on His or Her Investment.	16

(17) The Penny Stock Rules Could Restrict the Ability of Broker-dealers to Sell Our Shares Having a Negative Effect on Our Offering.	16
(18) We Have No Set Amount of Stock That Must Be Sold For Proceeds to Be Used By Our Company.	16
(19) We Have No Independent Directors on Our Audit Committee.	17
(20) Our Board of Directors Will Set All Officer and Director Compensation.	17
A NOTE CONCERNING FORWARD-LOOKING STATEMENTS	17
USE OF PROCEEDS	17
DETERMINATION OF OFFERING PRICE	19
DILUTION	20
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	21
IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK	23
SELLING SECURITY HOLDERS	23
PLAN OF DISTRIBUTION	28
DESCRIPTION OF BUSINESS	31
LEGAL PROCEEDINGS	37
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	37
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION	38
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	45
AUDIT COMMITTEE	47
EXECUTIVE COMPENSATION	47
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	49
DESCRIPTION OF SECURITIES	50
INTEREST OF NAMED EXPERTS AND COUNSEL	52
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	52
LEGAL MATTERS	52
EXPERTS	52
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	52
WHERE YOU CAN FIND MORE INFORMATION	53
FINANCIAL STATEMENTS	54
SIGNATURES	92

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers

Title XXXVI, Chapter 607 of the Florida Statutes permits corporations to indemnify a director, officer or control person of the corporation for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expense. Our Articles of Incorporation do not include such a provision automatically indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Our By-Laws, Article X, Section 3, do permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether or not Florida law would permit indemnification. We have not obtained any such insurance at this time.

We have been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by Shimoda Marketing, Inc. in connection with the sale of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the Accounting Fees and Expenses:

Registration Fee	$100.00
Federal taxes, state taxes and fees	$0.00
Printing and Engraving Expenses	$2,000.00
Accounting Fees and Expenses	$10,000.00
Legal Fees and Expenses	$25,000.00
Transfer Agent's Fees and Expenses	$2,000.00
Miscellaneous	$2,000.00
Total	$41,100.00

We will bear all the costs and expenses associated with the preparation and filing of this registration statement including the registration fees of the selling security holders.

Item 26. Recent Sales of Unregistered Securities

Set forth below is information regarding the issuance and sales of Shimoda Marketing, Inc.'s common stock without registration during the last three years. No sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.

The following securities of Shimoda Marketing, Inc. were issued by SMI within the past three (3) years and were not registered under the Securities Act of 1933:

(a) On March 31, 2004 the Board of Directors authorized the sale of up to (100) additional shares of stock. The sale to the following individuals were issued shares from the authorized capital stock for additional paid-in-capital. These shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as the shares were not a part of a public offering. There was no distribution of a prospectus, private placement memorandum, or business plan to the public. Shares were sold to friends, family and personal business acquaintances of the President, Michael B. Cranfill. Each individual had specific knowledge of the Company’s operation that was given to them personally by the President, Michael B. Cranfill. Each individual is considered educated and informed concerning small investments, such as the $2.00 or $1.00 investment in our company. All of the shares were issued on June 22, 2005. Upon receipt of the executed subscription agreements the sale of any additional shares was closed by the Board of Directors.

Name of Stockholder	Shares Received	Consideration
Kellye Benton	2	$2.00
Damon Benton	1	$1.00
Mickey Bowles	1	$1.00
Patti Bowles	1	$1.00
Mark Brann	2	$2.00
Doug Brown	1	$1.00
Tara Brown	1	$1.00
Jennifer Claspell	2	$2.00
Jerry Claspell	1	$1.00
Kevin Cooper	1	$1.00
Rex Cranfill	2	$2.00
Valinda Cranfill	1	$1.00

Virginia Cranfill	2	$2.00
Shannon Curry	1	$1.00
Dale Davis	1	$1.00
Karen Davis	1	$1.00
Candace Erdman	1	$1.00
Jack Geier	1	$1.00
John Girman	2	$2.00
Gail Harris	1	$1.00
David Howgard	1	$1.00
Sallie Howgard	1	$1.00
Eric Humphrey	2	$2.00
Heather Humphrey	2	$2.00
Kimberly Jordan	2	$2.00
Michael Jordan	1	$1.00
Adyth Craig Kerr	2	$2.00
Deborah Kerr	1	$1.00
Bernard McGuinness, Jr	1	$1.00
Karen McGuinness	2	$2.00
Catherine Ramos	1	$1.00
Donald Schuessler	2	$2.00
Linda Schuessler	1	$1.00
Joe Schuessler	2	$2.00
Mercedes Schuessler	1	$1.00
John Schuessler	2	$2.00

Jorgen Sorensen	1	$1.00
Jeff Tanner	2	$2.00
Kimberly Tanner	1	$1.00
James Tapkas	1	$1.00
Nadja Tapkas	1	$1.00
Clay Thedford	1	$1.00
Dory Thedford	1	$1.00
John Vigil	1	$1.00
Stacy Wayne	2	$2.00
Steven Wayne	1	$1.00
Charlotte Wiley	1	$1.00
Roger Wiley	1	$1.00
Cathy Wills	1	$1.00

Item 27. Index of Exhibits

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B. All Exhibits are attached hereto unless otherwise noted.

Exhibit No.	Description
3(i)*	Amended and Restated Articles of Incorporation
3(ii)*	By-Laws
5.1	Opinion Regarding Legality and Consent of Counsel: by Diane J. Harrison, Esq.
14*	Code of Ethics
23.1	Consent of Experts and Counsel: Independent Auditor's Consent by Randall N. Drake, C.P.A.
99.1*	Agreement Between SMI and Contractor -- CRMI for 2006

* Exhibit previously filed.

Item 28. Undertakings

(1) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the "calculation of registration fee" table in the effective registration statement.

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned Registrant according the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) For determining liability of the undersigned small business issuer the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Saginaw, State of Texas, on June 8, 2006.

(Registrant) Shimoda Marketing, Inc.
By: /s/ Michael B. Cranfill
Michael B. Cranfill
President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date
/s/Michael B. Cranfill	Principal Executive Officer, Principal Accounting Officer, Chief Financial Officer, Chairman of the Board of Directors	June 8, 2006
Michael B. Cranfill
/s/Barbara Cranfill	Treasurer/Director	June 8, 2006
Barbara Cranfill
/s/Kellye Benton	Secretary/Director	June 8, 2006
Kellye Benton

Exhibit No.	Description
3(i)*	Amended and Restated Articles of Incorporation
3(ii)*	By-Laws
5.1	Opinion Regarding Legality and Consent of Counsel: by Diane J. Harrison, Esq.
14*	Code of Ethics
23.1	Consent of Experts and Counsel: Independent Auditor's Consent by Randall N. Drake, C.P.A.
99.1*	Agreement Between SMI and Contractor -- CRMI for 2006

* Exhibit previously filed.